UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

INFORMATION REQUIRED IN A PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.______________)

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Eagle Bancorp, Inc.
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2022 PROXY STATEMENT

The Annual Meeting of Shareholders Will Be Held
on Thursday, May 19, 2022 at 10:00 A.M., EDT

Virtual Meeting Only – No Physical Meeting Location
To The Shareholders of Eagle Bancorp, Inc.
Proxy Statement

The Board of Directors of Eagle Bancorp, Inc. is soliciting your proxy for use at the Annual Meeting of Shareholders, to be held virtually on Thursday, May 19, 2022 at 10:00 A.M., EDT, and at any adjournment or postponement of the meeting. Due to the ongoing impact of COVID- 19 we will host a virtual-only meeting. You may join the Annual Meeting remotely by visiting http://www.viewproxy.com/EagleBankCorp/2022/vm and entering in your control number and the password received in your registration confirmation. If you wish to attend the Annual Meeting virtually, you must register in advance by 11:59 PM EDT on May 17, 2022. (Please see “How do I register in advance to attend, vote, and submit questions or comments at the annual meeting virtually?” in the Question and Answer section at the end of this document for more information.) Audio only access to the meeting will be available by calling 1 (415) 655-0052 and inputting access code 596-300-687. A shareholder may request the Company to provide a physical location from which to access the virtual meeting, subject to any restrictions in effect under federal or state law. Shareholders must submit their request for a physical location to the Company by close of business on Tuesday, May 17, 2022.
This proxy statement and proxy card are being made available to shareholders of the Company on or about April 5, 2022, to shareholders of record as of March 23, 2022, the record date for the meeting. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which includes our audited financial statements, also accompanies this proxy statement.
In this proxy statement, we refer to (a) Eagle Bancorp, Inc. as the “Company,” “Eagle,” “we,” "our," or “us,” (b) the Company Board of Directors as the “Board” or “Board of Directors” and (c) EagleBank, our wholly owned subsidiary, as “EagleBank” or the “Bank.”
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 19, 2022. A copy of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2021, and our Report to Shareholders is available online at http://viewproxy.com/EagleBankCorp/2022.

This year, we are using the “Notice and Access” method of providing proxy materials to our beneficial shareholders via the Internet instead of mailing printed copies. We believe that this process will provide beneficial shareholders with a convenient and quick way to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021. Also accessible is our Report to Shareholders and an authorization for a proxy to vote your shares. This allows us to conserve natural resources, and reduce the costs of printing and distributing the proxy materials.
Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, has been mailed to our beneficial shareholders to provide instructions regarding how to access and review all of the proxy materials on the Internet. The Notice and Access card also tells you how to submit your proxy vote via the Internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.
To ensure that as many shares as possible are represented, we strongly recommend that you vote in advance of the Annual Meeting, even if you plan to attend remotely.
As part of our effort to maintain a safe and healthy environment at our Annual Meeting and to protect the well-being of our shareholders, we have decided to host the Annual Meeting by means of remote communication this year (i.e., a virtual-only meeting), as allowed by applicable law. Note that the decision to proceed with a virtual-only meeting this year does not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings.

Notice of Meeting:

The Annual Meeting of Shareholders of Eagle Bancorp, Inc. (the “Company”) will be held at 10:00 A.M., EDT on Thursday, May 19, 2022 at http://www.viewproxy.com/EagleBankCorp/2022/vm (with audio only access available at 1 (415) 655-0052) access code 596-300-687* for the following purposes:

1.To elect ten directors to serve until the 2023 Annual Meeting of Shareholders or until their successors are duly elected and qualified;
2.To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2022
3.To approve a non-binding, advisory resolution approving the compensation of our named executive officers; and
4.To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record as of the close of business on March 23, 2022 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

To attend the virtual meeting at http://www.viewproxy.com/EagleBankCorp/2022/vm please enter the password received in your registration confirmation. Please follow the instructions on your proxy card, Notice and Access card or voter instruction form for additional information. Audio only access to the meeting will be available by dialing 1 (415) 655-0052 and inputting access code 596-300-687. A shareholder may request the Company to provide a physical location from which to access the virtual meeting, subject to any restrictions in effect under federal or state law. Shareholders must submit their request for a physical location to the Company by close of business on Tuesday, May 17, 2022.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered shareholders may vote:
▪By Internet: go to https://www.aalvote.com/EGBN;
▪By toll-free telephone: call 1 (866) 804-9616; or
▪By mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are not registered in your name, please see the voting instructions provided by your recordholder (typically your broker) on how to vote your shares. You will need additional documentation from your recordholder in order to vote in person at the virtual meeting.

* As part of our effort to maintain a safe and healthy environment at our Annual Meeting and to protect the well-being of our shareholders, we have decided to host the Annual Meeting by means of remote communication this year (i.e., a virtual-only meeting), as allowed by applicable law. Note that the decision to proceed with a virtual-only meeting this year does not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings.

By Order of the Board of Directors, Jane E. Cornett, Corporate Secretary April 5, 2022

Eagle Bancorp, Inc.	ii	2022 Proxy Statement

Forward-looking Statements: This proxy statement contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “can,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” “could,” “strive,” “feel” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including the macroeconomic and other challenges and uncertainties resulting from the COVID-19 pandemic, including on our asset quality and business operations), interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. All information is as of the date of this proxy statement. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.
No Incorporation By Reference: Web links throughout this document are provided for reference and convenience only. Information from our website or any other web link included in this document is not incorporated by reference into this proxy statement, unless explicitly stated otherwise.

Eagle Bancorp, Inc.	iii	2022 Proxy Statement

About Eagle
Introduction
The Company, headquartered in Bethesda, Maryland, was incorporated under the laws of the State of Maryland on October 28, 1997, to serve as the bank holding company for EagleBank. The Company was formed by a group of local businessmen and professionals with significant prior experience in community banking in the Company's market area, together with an experienced community bank senior management team.
The Bank operates as a community bank alternative to the super-regional financial institutions, which dominate the Bank’s primary market area, which is the Washington, D.C. metropolitan area. The market is the 6th largest regional economy in the United States. The Bank operates a commercially oriented business model and has expertise in commercial real estate lending and delivering services to small and mid-sized businesses and non-profit organizations. The Bank also provides consumer banking services including residential mortgage lending to individuals. The cornerstone of the Bank’s philosophy is to provide superior, personalized service to its clients. The Bank focuses on relationship banking, providing each client with a number of services, familiarizing itself with, and addressing, client needs in a proactive, personalized fashion. The Bank’s business model allows it to operate a branch light strategy with the expense savings from a smaller branch system being invested in quality, well trained personnel and IT systems delivering convenience and security to our customers. The Company’s capital ratios are well above those required to be considered well capitalized. The Board of Directors is committed to building upon the Company’s 24 years of successful operations by providing oversight of the Banks’s strategy and operations, and maintaining the highest standard of corporate governance.
Our Mission
We have a mission to be the most respected and profitable community bank in the Washington, D.C. metropolitan area. To do this, we put relationships first and relentlessly deliver the most compelling service and value.

Our Values Put Relationships F•I•R•S•T
•Flexible
We begin our relationships based on our time-tested tradition of listening to our customer, collaborating with colleagues and designing a comprehensive, creative solution that brings value to and appreciation from our customer. We enhance the relationship with empowered ‘YES, We Can’ service and live up to our strong belief that formulas do not make good banking sense, relationships do. We are entrepreneurial – it is our differentiator.
•Involved
We build our relationships by developing a rapport that is based on partnership, mutual respect and a desire to delight. We are unwavering in our commitment to the goals and growth of our customers, colleagues and community through volunteerism. We believe that doing the little extras and staying involved with our customer demonstrates our difference.
•Responsive
We shape our relationships by taking ownership for being ever-responsive, from beginning to end, day in and day out. We understand that reliable, accurate and time-sensitive communication is fundamental to preserving reputation and relationships, internally and externally.

Eagle Bancorp, Inc.	1	2022 Proxy Statement

•Strong
We strengthen our relationships each time we are called upon for our expertise and know-how. We are committed to enhancing our professional knowledge in order to remain credible, current and strong partners with our customers, colleagues and community. Our history of sustaining a well-capitalized and profitable position emphasizes our strength and reinforces our relationships. We believe that diversity of talent equals diversity of thought, and only serves to strengthen our role as community builders.
•Trusted
We uphold our relationships with honesty, openness and reliability. Our actions reflect our values, and underscore our commitment to a diverse and inclusive environment. We can be counted on to do the right thing. We understand that underlying a sound, long- lasting relationship is the essential element of trust. Trust can be lost in a moment, so we are vigilant in our actions and words.

Corporate Social and Environmental Responsibility
Since its founding in 1998, EagleBank has been committed to principles of community engagement, inclusiveness and sustainability. The following summary sets forth the activities undertaken by the Bank that reflect its leadership with regards to social and environmental responsibility.
Economic Development Activities
EagleBank is recognized as one of the leading commercial real estate lenders in the Washington D.C. metropolitan area, but we are more than that. We aim to meet the banking and credit needs of all the communities in which we conduct business. Assisting low- and moderate-income individuals and organizations as well as supporting consumers and small businesses in transitional neighborhoods is key to meeting the mission of the Bank.
Affordable Housing: We take a special interest in helping our local communities provide affordable housing. Specialized programs and projects we have financed include:
•EagleBank offers a broad range of lending programs that promote affordable and sustainable home ownership for low and moderate income individuals and families – as well as those with limited down payment capacity. EagleBank offers no and low down payment programs such as FHA Lending, Freddie Mac's HomePossible, Fannie Mae's HomeReady, Maryland Department of Housing and Community Development's Maryland Mortgage Program, DC Open Doors Home Purchase Assistance Program, Employer Assisted Housing, the Landed Program, and the Federal Home Loan Bank down payment grant program. These programs foster home ownership in Maryland, Virginia and the District of Columbia. In 2021, our Residential Lending Division originated 2,572 mortgage loans of which 15%, totaling over $125 million, were financed through affordable home loan and assistance programs.
•In early 2022, we announced that we provided $51 million in financing to support the acquisition and renovation of the Stanton Glenn Apartments, a 379-unit affordable housing complex located in southeast Washington, DC.
•EagleBank residential lending team partnered with a local government agency and various organizations to conduct multiple financial literacy events to educate low and moderate income individuals and families on obtaining affordable housing, down payment assistance and/or credit improvement.

Eagle Bancorp, Inc.	2	2022 Proxy Statement

•In addition to loans, EagleBank as of December 31, 2021, investments of $84 million in Community Reinvestment Act qualified bonds, which funded 304 single family mortgages in low and moderate income census tracts throughout the Washington D.C. metropolitan area. In addition the Bank has committed over $67 million to purchasing Low Income Housing Tax Credits which help to finance 32 different low and moderate income multifamily apartment buildings in our region.
•In 2021, EagleBank also originated 26 community development loans totaling $260 million to institutions that provide housing for low and moderate income individuals.
•In 2020, we committed $5 million to the Washington Housing Initiative Impact Pool, which invests in the preservation and creation of affordable workforce housing in the region.
Small Business Lending: Small business support has always been a cornerstone of EagleBank’s commitment to the Washington, D.C. metropolitan area.
•EagleBank has been a Small Business Administration ("SBA") Lender over the last two decades and provides financing under both the 7a and 504 programs offered by the SBA.
•The Bank has relationships with state and local governments and government agencies, and has worked with them to develop cooperative economic development programs. With Montgomery County, Maryland we worked to design the Small Business Plus! Program in which the County places deposits in local banks and participating banks commit to make loans to local small businesses. Since the inception of the program in 2012 the Bank has made 1,151 loans totaling $748 million in small business loans, excluding loans originated under the SBA's Paycheck Protection Program.
•In 2020 and 2021, we actively participated in the SBA's Paycheck Protection Program ("PPP") originating 2,381 loans totaling $720 million.
Environment
EagleBank has long been committed to sustainability.
•EagleBank has provided clean energy financing for two projects as part of the District of Columbia Department of Energy and Environment’s Property Assessed Clean Energy (PACE) program. One of the financings is among the nation’s largest single PACE financing notes issued for clean energy. This $25 million note financed the installation of state-of-the-art energy and water efficiency measures, specifically an 884 KW solar array and storm water retention systems at D.C. United’s 20,000 seat soccer stadium.
•As our business model focuses on having fewer branches, our need for paper is reduced in comparisons to peers of similar asset size. In connection with our branch light strategy, we closed three branches, all of which had expiring leases and clients who can be served from other northern Virginia branches and through digital channels, in 2021. EagleBank has recycling programs in place across all of our locations, which includes paper and plastic products.
Philanthropy
EagleBank believes in giving back and in fostering good corporate citizenship. As a result, EagleBank dedicates resources to the community through the EagleBank Foundation which raises money for breast cancer research and treatment, survivorship and caregiver knowledge, as well as for other cancers.
•Since inception, the EagleBank Foundation has provided almost $5 million to local charities and organizations. This year contributions were distributed to Holy Cross Hospital Foundation, Adventist Healthcare Shady Grove Medical Center Foundation, Suburban Hospital, Washington Hospital Cancer Center, Primary Care Coalition of MC, The Children’s Inn at NIH, The Berm Foundation, Food And Friends, Driven to Cure, Virginia Hospital Center, American Brain Tumor Association, and The Children’s Cancer Foundation.

Eagle Bancorp, Inc.	3	2022 Proxy Statement

•The EagleBank Foundation also offers the Matching Gifts Program to support employees in their contributions to worthy causes. The program matches 1-for-1 contributions made by employees to eligible 501(c)(3) organizations. 2021 saw a doubling of our contributions from 2019 and a 50% increase from 2020. Our employees donated $6,337 in 2021. In 2022, we are increasing our match to $100 per employee every 6 months for 2022, up from $100 each year.
•In addition to the efforts of the Foundation, in 2021 EagleBank provided about $500,000 in contributions or sponsorship funding to many civic and non-profit organizations in the Washington, D.C. metropolitan area.
•We are committed and proud to promote volunteerism as a way to enrich our communities, build teamwork and enhance the lives of customers and team members throughout the region. In 2021, our employees spent over 3,900 hours supporting 58 organizations throughout Northern Virginia, Suburban Maryland and the District of Columbia.
Equal Opportunity, Education and Employee Development
Human capital management is a critical component of our sustainability programs and a key driver of our Company’s success. EagleBank takes a Total Reward approach in attracting, retaining and rewarding its employees. Our average employee tenure is over 5 years with 26% of our staff having 10 or more years of service with the Company.
•We provide equal employment opportunity for all persons in regards to hiring, working conditions, compensation, benefits and appointments for advancement and training and development. EagleBank partners with and supports local veteran, disability and workforce readiness programs. Managers receive training on equal employment, unconscious bias, retaliation and harassment.
•We value diversity at every level of the organization. Of our total work force, 59% are women and 62% are racial and ethnic minorities. In 2021, 80% of our hires were from diverse groups, including women, underrepresented minorities, veterans and peoples with disabilities.
•In 2020, we formed a Diversity, Equity and Inclusion Council (DEIC) to identify areas of opportunity and programs to support these efforts. The DEIC is comprised of 16 employees from across the company and five areas of focus - Employee resource groups, employee mentorship programs, communications, training & development and higher education initiatives. In early 2022, the DEIC launched several programs including:
◦Launched Employee Resource Group (ERG) Program to foster a diverse and inclusive workplace.
◦Launched the Mentorship Program that formally pairs skilled, knowledgeable mentors with mentees who can learn from them through regular, ongoing interaction.
◦Enhanced educational assistance through expansion of existing tuition reimbursement plan
◦Introduced a new scholarship program for eligible employees
•Near the end of 2020, we conducted an anonymous employee engagement survey on culture, management, career opportunities, compensation, and benefits. The results of the survey helped us set goals and create incentives to improve Eagle’s work environment and team member satisfaction. These initiatives are extremely important to the continued success of the Company and have the full support of both management and the Board. We will continue to monitor employee satisfaction with future surveys and discussions with aforementioned ERG groups.
•We promote professional development by offering an array of on-demand courses, instructor led courses and resource materials on a number of topics that enable employees to grow their careers.

Eagle Bancorp, Inc.	4	2022 Proxy Statement

•Scholarship programs and professional internships have always been a component of the Company’s approach to development. As part of our sponsorship agreement with George Mason University we provide $70,000 for scholarships and $35,000 for internships to participate in the EagleBank Summer Internship. The internship program is offered by our Commercial and Real Estate Lending Divisions. Students enrolled in these programs assist with lending projects, data and analytical reporting, and portfolio management services.
Compliance and Ethics
Our culture of integrity starts with our Code of Business Conduct and Ethics (“Code”) which applies to all employees, directors and executive officers of Eagle Bancorp, Inc. and its subsidiaries. In addition, we look to engage with third-parties that share our commitment to our Relationships F-I-R-S-T core values.
•New employees are required to complete training on the Code within 30 days from their date of hire and annually acknowledge the Code and the Business Conduct Ethics and Conflicts of Interest Policy. In 2021, completion of both these requirements was 100%.
•Role-based in-person and online training is provided to advance understanding of regulatory and policy requirements in specific compliance areas such as Regulation O and Related Party Transactions.
•Our management team is focused on fostering a culture of trust so that employees at every level feel comfortable speaking up about concerns or potential conflicts of interest. To that end the Ethics Office facilitates an annual survey of all employees to disclose potential conflicts of interest and field questions regarding the Code. Employees are strongly encouraged to be proactive in seeking guidance and to promptly contact the Ethics Office with questions regardless of the nature of the matter. Management takes all questions raised seriously and enforces a strict non-retaliation policy.
•All complaints and concerns regarding possible violations of, or non-compliance with, our Code, a policy or a law or regulation, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, may be made directly to the chair of the Audit Committee or by phone or web reporting using our confidential hotline at ethicspoint.com. Reports may be made anonymously.

Corporate Governance
The Company believes that strong corporate governance practices are a critical component of the management of any successful financial institution and are integral to achieving long term shareholder value. The Board of Directors is committed to conducting business according to the highest standards and actively oversees management to develop the appropriate policies and practices for the Company’s customer interactions, day-to-day operations and participation as a responsible member of our community. The Board monitors best practices and gathers feedback from multiple sources, including our shareholders, to assure our adherence to this commitment.
Key corporate governance principles include:
•Commitment to corporate governance, social and environmental responsibility
•Oversight of Company strategy and performance
•Risk oversight by the Board's Risk Committee
•Code of Business Conduct and Ethics
•Corporate Governance Guidelines
•8 of 10 Directors are Independent under stock exchange rules and Securities and Exchange Commission ("SEC") rules
•Separation of Chief Executive Officer (“CEO”) and Chair of the Board roles
•Independent Lead Director

Eagle Bancorp, Inc.	5	2022 Proxy Statement

•Diversity of Board membership
•Active shareholder engagement process
•Board and Committee authority to retain independent advisors
•Executive compensation plans designed to align management with long term shareholder interests
•Biennial Board and Committee evaluation process
•Committee charters are reviewed annually
•Regular executive session meetings of Independent Directors
•Board participation in CEO, senior executive and key personnel succession planning
•Policy providing for return of incentive compensation (“Clawback Policy”)
•Executive incentive compensation plans include long term time-vested equity awards and performance-vested equity awards
Critical corporate governance practices that the Company has enacted include:
•Annual election of Board members
•Majority approval required for Director elections (resignation if majority approval is not received)
•Annual “Say-on-Pay” advisory votes on executive compensation
•No shareholder rights plan (“Poison Pill”)
•Double trigger clause on executive severance change-of-control payments
•Share ownership requirements for Directors and Executive Officers
•Policies prohibiting hedging and short sales, and limiting pledging of Company stock
Later sections of this proxy statement provide further details of our corporate governance policies and procedures, our approach to managing risk within the Company, the design of our executive compensation plans, the goals and performance of each named executive officer and the resulting compensation awarded to each executive. Copies of the Code of Business Conduct and Ethics, the Corporate Governance Guidelines and the Clawback Policy can be found at http://ir.eaglebankcorp.com/govdocs.

Board Oversight of Social Initiatives and Corporate Governance Matters
•The Board's Governance and Nominating Committee reviews and provides oversight with respect to the Company's implementation of sound corporate governance principles and practices, including environmental, social and governance ("ESG") matters.
•Two members of the Compensation Committee are the liaisons between the Board and the DEIC.

Eagle Bancorp, Inc.	6	2022 Proxy Statement

Shareholder Engagement
Our Engagement Process
Our Board and management are committed to engaging with our shareholders and soliciting their views and input on important performance, corporate governance, executive compensation, and other matters.
Year-Round Engagement and Board Reporting. Our management team and board members conduct outreach to shareholders and other stakeholders throughout the year and inform our Board about the issues that matter most to them. Our engagement efforts included feedback from institutional shareholders, retail shareholders, fixed income investors, proxy advisory firms, consultants and investor relations professionals. Our outreach process took the form of direct conversations with shareholders and stakeholders as well as quarterly earnings calls, investor conferences and our annual shareholder meeting. Our publications and communications with shareholders and stakeholders took the form of an Annual Report, Proxy Statement, regular SEC filings, press releases and our corporate web site.
Transparency and Informed Corporate Governance Enhancements. Our Board regularly reviews our corporate governance practices and policies, including our shareholder engagement practices, with an eye toward continual improvement. Shareholder input is shared with our Board, facilitating a dialogue that provides shareholders with insight into our corporate governance practices and informs them of our Company’s enhancement of those practices. In addition to considering shareholder sentiments, our Board reviews the voting results of our Annual Meetings, the corporate governance practices of our peers and other companies, and current trends in corporate governance.
Outreach to Shareholders. We value the opinion of our shareholders and for the last seven years have conducted an outreach program to our shareholders to encourage an open dialogue on executive compensation and ESG matters relevant to our business. As a result of these conversations, we continue to evaluate and update our compensation and corporate governance practices. Greater detail can be found later in this proxy statement, in the Compensation Discussion and Analysis section.
The Shareholder Engagement Process

Prepare
1
Engage
2
Evaluate
3
Respond
4
Shareholder Engagement Process

- Our Board assesses and monitors:
  - Shareholder voting results
  - Investor sentiment
  - Trends in governance, executive compensation, and other matters
- Our Board identifies and prioritizes potential topics for shareholder engagement

- Executive management and board members regularly meet with shareholders to solicit input on a range of issues, and reports shareholder views to our Board
- A two-way dialogue is maintained to clarify and deepen our Board's understanding of shareholder concerns, and provide shareholders with insight into our Board's processes

- Shareholder input informs our Board's ongoing process of continually improving governance and other practices
- Our Board and executive management review shareholder input to identify consistent themes, and research and evaluate any identified issues and concerns

Our Board responds, as appropriate, with continued discussion with shareholders and enhancements to policy, practices, and disclosure

Eagle Bancorp, Inc.	7	2022 Proxy Statement

Shareholder Communications
If you wish to communicate with the Board of Directors or an individual director, you can (a) write to Eagle Bancorp, Inc., 7830 Old Georgetown Road, Bethesda, Maryland 20814, Attention: Jane E. Cornett, Corporate Secretary, (b) email jcornett@eaglebankcorp.com (c) call (301) 986-1800 or (d) go to https://ir.eaglebankcorp.com/corporate-profile/default.aspx, click “Contact Us” in the upper right hand corner. Your letter should indicate that you are a shareholder, and whether you own your shares as a registered holder or in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to the ordinary course of conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic.

WRITE	CALL	EMAIL	WEB

Corporate Secretary Eagle Bancorp, Inc. 7830 Old Georgetown Road, 3rd Floor Bethesda, Maryland 20814	(301) 986-1800	jcornett@eaglebankcorp.com	https://ir.eaglebankcorp.com/corporate-profile/default.aspx click “Contact Us” in the upper right hand corner

Eagle Bancorp, Inc.	8	2022 Proxy Statement

Voting Securities and Principal Shareholders
Ownership of Securities by Directors, Nominees and Officers
The following table sets forth certain information concerning the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors, its executive officers whose compensation is disclosed in this proxy statement ("named executive officers" or "NEO's"), and by its directors and all executive officers as a group, as of March 23, 2022. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. Unvested shares of restricted stock (time-vested only) are included in ownership amounts.

Name	Position	Shares		Percentage(1)
Directors (10)
Matthew D. Brockwell	Director of Company and Bank	11,897		*
Steven J. Freidkin	Director of Company and Bank	4,059		*
Ernest D. Jarvis	Director of Company and Bank	4,060		*
Theresa G. LaPlaca	Director of Company and Bank	14,885	(2)	*
A. Leslie Ludwig	Director of Company and Bank	22,365	(3)	*
Norman R. Pozez	Executive Chairman of Company and Bank	78,018	(4)	*
Kathy A. Raffa	Director of Company and Bank	29,458		*
Susan G. Riel	President, Chief Executive Officer and Director of Company and Bank	265,528	(5)	*
James A. Soltesz	Director of Company and Bank	29,703		*
Benjamin M. Soto	Director of Company and Bank	25,731	(6)	*
Other Named Executive Officers (4)
Charles D. Levingston	Executive Vice President, Chief Financial Officer of Company and Bank	24,423		*
Antonio F. Marquez	Executive Vice President of Company; SEVP, President of Commercial Banking	42,449	(7)	*
Lindsey S. Rheaume	Executive Vice President of Company; EVP, Chief Lending Officer – Commercial and Industrial of Bank	24,419		*
Janice L. Williams	Executive Vice President of Company; SEVP, Chief Credit Officer of Bank	87,440		*
Other Executive Officers (2 officers)		7,686		*
All Directors and Executive Officers as a Group (16 persons)		672,121		2.09%
*-less than one percent ownership.
(1)Represents the percentage of 32,119,394 shares issued and outstanding as of March 23, 2022. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.
(2)Includes 100 shares held jointly with Ms. LaPlaca's spouse.
(3)Includes 250 shares held by Ms. Ludwig's IRA.
(4)Includes 26,164 shares held by Mr. Pozez’s IRA.
(5)Includes 58,410 shares held jointly with Ms. Riel’s spouse and 4,635 shares held in Trust.
(6)Includes 2,050 shares held jointly with Mr. Soto's spouse.
(7)Includes 19,365 shares held jointly with Mr. Marquez’s spouse and 2,500 shares held in Trust.

Eagle Bancorp, Inc.	9	2022 Proxy Statement

Beneficial Owners of More than 5% of the Common Stock of the Company
The entities listed in the table below were beneficial owners of 5% or more of the shares of the Company's Common Stock outstanding as of December 31, 2021, based on information filed with the SEC. Except as set forth below, the Company knows of no other person or persons who may beneficially own in excess of five percent of the Company’s common stock.

Name	Address	Shares	Percent of Class
BlackRock, Inc.(1)	55 East 52nd Street, New York, NY 10055	4,631,042	14.50%
The Vanguard Group(2)	100 Vanguard Boulevard, Malvern, PA 19355	3,391,540	10.62%
Wasatch Advisors, Inc.(3)	505 Wakara Way, Salt Lake City, UT 84108	2,399,918	7.50%
(1)Based solely on Schedule 13G/A filed on January 27, 2022. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power with respect to 4,550,930 of these shares, shared voting power with respect to none of these shares, sole dispositive power with respect to all of these shares and shared dispositive power with respect to none of these shares.
(2)Based solely on Schedule 13G/A filed on February 9, 2022. The Schedule 13G/A indicates that The Vanguard Group has sole voting power with respect to none of these shares, shared voting power with respect to 30,498 of these shares, sole dispositive power with respect to 3,333,113 of these shares and shared dispositive power with respect to 58,427 of these shares.
(3)Based solely on Schedule 13G/A filed on February 11, 2022. The Schedule 13G/A indicates that Wasatch Advisors, Inc. has sole voting and dispositive power with respect to all of these shares.

Executive Officers Who Are Not Directors
Set forth below is certain information regarding persons who are executive officers of the Company and who are not directors of the Company. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.
Jeffery M. Curry
Mr. Curry, 66, Executive Vice President & Chief Risk Officer of the Bank, joined the Company in June 2020. Prior to this, he was Managing Director for the Risk and Finance Advisory Practice in Deloitte’s Banking and Capital Markets Group, where he focused on the development of ERM and risk-category-specific corporate governance structures and management frameworks, from 2013 to 2020. He also served as Managing Director at FTI Consulting. He holds a B.S. in Finance and Accounting and an M.S. in Finance-Investments and Capital Markets from the University of Wisconsin, Madison. He has over 43 years of experience in the financial services industry.
Charles D. Levingston, CPA
Mr. Levingston, 43, Executive Vice President and Chief Financial Officer of the Bank and Company since April 2017, previously served as Executive Vice President of Finance at the Bank. Mr. Levingston, a Certified Public Accountant, served in various financial and senior management roles at the Bank prior to his current role. Mr. Levingston joined the Bank in January 2012, and previously worked at The Federal Reserve Banks of Atlanta and Philadelphia as a commissioned Bank Examiner, and at PricewaterhouseCoopers as a Manager in the Advisory practice. He has over 21 years of experience in the banking industry.
Antonio F. Marquez
Mr. Marquez, 63, Senior Executive Vice President and President of Commercial Banking since February 2020, and formerly Chief Lending Officer - Commercial Real Estate of the Bank, and Executive Vice President of the Company, joined the Company in August 2011. Prior to joining the Company, he established the real estate lending franchise for HSBC for the Washington, D.C. market. Earlier he was the head of Commercial Real Estate lending at Chevy Chase Bank from 1997 to 2005 and previously held various lending positions at The Riggs National Bank in Washington, D.C. after starting his career at the Chase Manhattan Bank in New York. He has over 36 years of experience in the banking industry.

Eagle Bancorp, Inc.	10	2022 Proxy Statement

Lindsey S. Rheaume
Mr. Rheaume, 61, Executive Vice President and Chief Lending Officer – Commercial and Industrial of the Bank and Executive Vice President of the Company, joined the Company in December 2014. Prior to joining the Company, he served as Relationship Executive for JPMorgan Chase, responsible for business development in the Washington, D.C., suburban Maryland and Northern Virginia market. Previously, he served as Executive Vice President and Commercial Lending Manager at Virginia Commerce Bank, which was acquired by United Bankshares, Inc. in 2014, where he managed the bank's entire commercial and industrial lending activities. Earlier in his career, he held various senior commercial lending, credit, and leadership positions with SunTrust Bank, GE Capital and Bank of America. He has over 36 years of experience in the banking industry.
Paul Saltzman, Esquire
Mr. Saltzman, 61, is Executive Vice President and Chief Legal Officer. He joined the Company in January 2020 as the Chief Legal Officer. He is responsible for the Ethics Office and all non-real estate lending related legal and litigation matters at the bank. Mr. Saltzman was recently a Partner in the Banking and Financial Institutions Advisory Practice at White & Case and Vice Chairman at Deutsche Bank, where he initially helped lead capital stress testing and regulatory remediation and then led the payments and transaction banking business in the Americas region. Prior to that Mr. Saltzman was President of The Clearing House Association (now BPI), leading the banking industry’s lobbying efforts during the implementation of Dodd-Frank reforms, as well as serving as General Counsel of the affiliated Clearing House Payments Company, which owns and operates the nation’s payments infrastructure. He holds a B.A. from Clark University, Phi Beta Kappa and a J.D. from Boston University School of Law. He has over 37 years of experience in the financial services industry.
Janice L. Williams, Esquire
Ms. Williams, 65, Senior Executive Vice President and Chief Credit Officer of the Bank since February 2020, and formerly Executive Vice President – Chief Credit Officer of the Bank and Vice President of the Company, has served with the Company as Credit Officer, Senior Credit Officer, and Chief Credit Officer since 2003. Prior to employment with the Bank, Ms. Williams served with Capital Bank, Sequoia Bank, and American Security Bank. Additionally, Ms. Williams, a graduate of Georgetown University Law Center and a Member of the Maryland Bar, was previously employed in the private practice of law in Maryland. She has over 27 years of experience in the banking industry.

Eagle Bancorp, Inc.	11	2022 Proxy Statement

Proposal 1: Election of Directors
The Board of Directors has nominated ten persons for election as directors at the 2022 Annual Meeting, for a term until the 2023 Annual Meeting of Shareholders or until their successors have been elected and qualified.
•Average age of independent directors: 58 years
•Independent directors: 80% of board
•Board refreshment: 9 new directors in last six years
•Board representation by directors identifying as women: 40%
•Board representation by directors identifying as racial and ethnic minorities: 20%
We are presenting for election by the shareholders the following ten nominees to our Board of Directors. We are proud of our Board members and the diversity found in the group.

Name	Age	Director Since	Independent	Principal Occupation	Committee Membership
Mathew D. Brockwell	60	2019	Yes	Chief Financial Officer of the University of Oklahoma	Governance & Nominating (Chair) Audit Risk
Steven Freidkin	38	2021	Yes	CEO and Founder of Ntiva	Risk
Ernest D. Jarvis	59	2021	Yes	Managing Principal of Jarvis Commercial Real Estate
Theresa G. LaPlaca(1)	62	2019	Yes	Founder & President – TLP Leadership Advisory Services	Risk (Chair) Audit
A. Leslie Ludwig(2)	60	2019	Yes	Co-founder – L&L Advisors	Compensation (Chair)
Norman R. Pozez	67	2008	No	Chairman and CEO – Uniwest Companies, Inc.	Risk
Kathy A. Raffa	63	2018	Yes	Office Managing Partner – Marcum, LLP	Audit (Chair) Governance & Nominating
Susan G. Riel	72	2017	No	President & CEO: Eagle Bancorp And EagleBank
James A. Soltesz(3)	67	2019	Yes	CEO – Soltesz, Inc.	Compensation Governance & Nominating
Benjamin M. Soto	53	2019	Yes	Principal of Premium Title and Escrow, LLC	Compensation
(1)Ms. LaPlaca resigned as Lead Independent Director effective April 1, 2021.
(2)Ms. Ludwig resigned from the Risk Committee effective January 1, 2021.
(3)Mr. Soltesz became the Lead Independent Director on April 1, 2021.
Unless you vote AGAINST, or ABSTAIN with respect to, one or more nominees for election as director, all proxies received in response to this solicitation will be voted for the election of the nominees. Each of the nominees for election as a director currently serves as a member of the Board of Directors and as a member of the Board of Directors of the Bank. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the persons named as proxies.

Eagle Bancorp, Inc.	12	2022 Proxy Statement

The rules of The Nasdaq Stock Market (“Nasdaq”) require that a majority of the members of the Board be “independent directors.” The Board of Directors has determined that each director and nominee for election as director, other than Mr. Pozez and Ms. Riel, is an “independent director” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules. The Board has also considered whether the members of the Audit and Compensation Committees are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the Nasdaq rules, and has determined that they are. Additionally, each of the persons who served on the Board of Directors during 2021 (including any person who was not a member of the Board of Directors as of December 31, 2021), was independent within the meaning of Rule 5605(a)(2), other than Mr. Pozez and Ms. Riel. In making these determinations, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business, the arrangements that are disclosed under “Certain Relationships and Related Party Transactions” in this proxy statement, and the compensation arrangements described under “Director Compensation.”
As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.
Set forth below is information concerning the nominees for election as directors. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the nominees also serves as a director of the Bank as it is the Company’s policy to have the same members on each of the boards of the Company and the Bank.

Nominees for the Board of Directors
Matthew D. Brockwell - SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER, THE UNIVERSITY OF OKLAHOMA
Matthew Brockwell was installed as the Chief Financial Officer of the University of Oklahoma ("OU") on December 1, 2021. He is responsible for all aspects of the University’s financial management as well as risk management, information technology, and human resources. Prior to his role at OU, Mr. Brockwell was a CPA and spent 21 years as a Financial Services Audit Partner with PricewaterhouseCoopers LLP ("PwC"). There he held regional and national roles in PwC’s Financial Services practice. He has over 35 years of experience working with financial services firms in the US and abroad. His practice included both SEC registered and privately held companies, as well as both foreign and US financial regulators. Mr. Brockwell obtained a B.A. from the University of Oklahoma, an MBA from the Columbia Graduate School of Business and attended the Stonier Graduate School of Banking.
Steven Freidkin - CEO AND FOUNDER OF NTIVA, INC.
Steven Freidkin is the CEO and founder of Ntiva, Inc., a full-service technology firm that provides businesses with advanced technology expertise and support, including managed IT services, strategic consulting, cloud services, cyber security, and telecom solutions. Since its founding in 2004, Ntiva's primary offices have been in McLean, VA with additional locations added in Washington, DC, Bethesda, MD, Chicago, IL, New York, Colorado Springs, CO, West Virginia, and Southern California as the company expanded. Mr. Freidkin’s current focus is working with Ntiva clients to align their organizational initiatives and growth efforts with technology, developing strategic growth plans for Ntiva, identifying opportunities for business development, and creating an environment for top technical talent to develop. Mr. Freidkin attended the Smith School of Business at the University of Maryland.

Eagle Bancorp, Inc.	13	2022 Proxy Statement

Ernest D. Jarvis - MANAGING PRINCIPAL OF JARVIS COMMERCIAL REAL ESTATE
Ernie Jarvis is the Managing Principal of Jarvis Commercial Real Estate, a commercial real estate brokerage company he launched in 2016. Previously, Mr. Jarvis was a Senior Vice President & D.C. Leader at First Potomac Realty Trust in Washington, D.C. Prior to that, Mr. Jarvis led CBRE’s D.C. office, one of the largest U.S. offices across the CBRE platform. A lifelong resident of Washington, D.C., Mr. Jarvis has taken an active role in the business community and has served in leadership positions in several prominent organizations, including the Greater Washington Board of Trade, where he serves on the board, and the District of Columbia Building Industry Association (DCBIA), where he served as President. Mr. Jarvis is a graduate of Southeastern University.
Theresa G. LaPlaca - FOUNDER & PRESIDENT OF TLP LEADERSHIP ADVISORY SERVICES, LLC
Theresa G. LaPlaca is a Leadership Coach for TLP Leadership Advisory Services, a firm she founded after her retirement as an Executive Vice President at Wells Fargo & Company. Prior to her retirement in 2019, she was the Executive Vice President and Head of the Conduct Risk Management Group and a member of the Management Committee at Wells Fargo. Prior to that she was the Chief Financial Officer of Wells Fargo’s Wealth and Investment Management businesses. Ms. LaPlaca previously served as the Chief Financial Officer for CitiStreets Retirement Services Division. She is a past member of the Queens University of Arts Advisory Board and previously served as a Board Director and Treasurer of the Nevins Foundation and the St. Anthony Foundation of Charlotte. Ms. LaPlaca obtained a Bachelors in Education from Shenandoah University.
A. Leslie Ludwig - CO-FOUNDER OF L&L ADVISORS
A. Leslie Ludwig is the co-founder of L&L Advisors, a commercial real estate consulting firm, and a retired Partner and Chairperson of the Management Committee at JBG Smith (formerly The JBG Companies), where she oversaw the Finance, Accounting, Human Resources, Investor Reporting, Insurance and Marketing functions. In 2012, Ms. Ludwig started a women's initiative at The JBG Companies to lead diversity efforts for the company. Prior to joining The JBG Companies, she was Senior Vice President at Wachovia Bank, serving as a Commercial Real Estate Relationship Manager. Ms. Ludwig was formerly a member of CREW (Commercial Real Estate Women), on the Investment Advisory Committee for the National Multifamily Housing Corporation, the Virginia Tech Real Estate Industry Advisory Board and the Advisory Board of CREW. Ms. Ludwig obtained a B.A. from Frostburg State University.
Norman R. Pozez - EXECUTIVE CHAIRMAN OF EAGLE BANCORP, INC.; EXECUTIVE CHAIRMAN OF EAGLEBANK; CHAIRMAN & CHIEF EXECUTIVE OFFICER OF UNIWEST COMPANIES
Norman Pozez is Chairman and Chief Executive Officer of The Uniwest Companies which include, Uniwest Construction, Inc., Uniwest Commercial Realty, Inc., and Uniwest Hospitality, Inc. Prior to these appointments, Mr. Pozez was Chief Operating Officer of The Hair Cuttery of Falls Church, Virginia, and served as Regional Director of Real Estate and Construction for Payless Shoe Source. Mr. Pozez is a licensed Real Estate Broker in Washington, D.C., Maryland and Virginia. Mr. Pozez obtained an A.B. Degree, magna cum laude, from Washington University in St. Louis and a JD from the Washburn University School of Law.
Kathy A. Raffa - OFFICE MANAGING PARTNER OF MARCUM, LLP'S WASHINGTON, D.C., REGION
Kathy Raffa was the President of Raffa, PC, a top 100 accounting firm based in Washington, D.C., until its merger in 2018 with Marcum, LLP, one of the largest independent public accounting and advisory services firms in the nation. She currently serves as the Office Managing Partner for Marcum’s Washington, D.C. region offices. She is also an audit partner and oversees a wide range of services for nonprofit clients. Prior to Raffa, PC, she spent the first 10 years of her career at Coopers & Lybrand (now PricewaterhouseCoopers). She has a CPA certificate from the District of Columbia and Maryland and is a member of the Board of Trustees of Trinity Washington University. Ms. Raffa obtained a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania.

Eagle Bancorp, Inc.	14	2022 Proxy Statement

Susan G. Riel - PRESIDENT & CHIEF EXECUTIVE OFFICER OF EAGLE BANCORP, INC.; PRESIDENT & CHIEF EXECUTIVE OFFICER OF EAGLEBANK
Ms. Riel is President and Chief Executive Officer of the Company and Bank. She is responsible for leading the Bank’s overall growth strategies and enhancing shareholder value. Prior to being named CEO in 2019, Ms. Riel was Senior Executive Vice President and Chief Operating Officer of the Bank, and Executive Vice President of the Company. Ms. Riel has been with the Company since 1998, and has been a member of the Company Board of Directors since 2017 and the Bank Board since 2018.
James A. Soltesz - CHIEF EXECUTIVE OFFICER OF SOLTESZ, INC.
James Soltesz has served as Chief Executive Officer of Soltesz, Inc., an engineering and consulting firm, since 2000. He served on the Board of Trustees of Georgetown Preparatory School, Mater Dei School, as a Life Director of the Maryland-National Capital Area Building Industry Association, and the Catholic Charities Foundation. Mr. Soltesz also chaired the Montgomery County Executive Business Advisory Board, and has served as a director of the Bank since 2007. Mr. Soltesz holds an M.B.A. from the University of Cincinnati, an M.S. in Civil Engineering from Georgia Institute of Technology and a B.S. in Civil Engineering from Purdue University.
Benjamin M. Soto - PRINCIPAL OF PREMIUM TITLE & ESCROW, LLC
Benjamin Soto is a real estate transactions attorney and principal of Premium Title and Escrow, LLC, a Washington, D.C.-based full service title company providing commercial and residential real estate closings in DC, MD and VA. He is also the owner of Paramount Development, LLC, which is focused on the acquisition and ground up development of commercial buildings and hotels in Washington, D.C. He is a former board member of the National Bar Association, and the DC Sports and Entertainment Commission, and a former Vice-Chair of the DC Board of Real Property Assessment and Appeals. Mr. Soto is a Board Director of the DC Chamber of Commerce, the DC Land Title Association, the DC Public Education Fund, National Foundation for Affordable Housing Solutions and the Georgetown Day School. Mr. Soto has served as a Director of the Bank since 2006. Mr. Soto earned a B.S. in Finance & Administration from the American University and a JD from the Washington College of Law.

Board Diversity
On August 6, 2021, the SEC approved amendments to the Listing Rules of Nasdaq related to board diversity. New Listing Rule 5605(f) (the “Diverse Board Representation Rule”) requires each Nasdaq-listed company, subject to certain exceptions, (1) to have at least one director who self-identifies as female, and (2) to have at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+, or (3) to explain why the company does not have at least two directors on its board who self-identify in the categories listed above. In addition, new Listing Rule 5606 (the “Board Diversity Disclosure Rule”) requires each Nasdaq-listed company, subject to certain exceptions, to provide statistical information about the company’s board of directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. We are not required to fully comply with the Diverse Board Representation Rule until 2025. However, in the matrix below, we have provided the statistical information required by the Board Diversity Disclosure Rule.

Eagle Bancorp, Inc.	15	2022 Proxy Statement

Board Diversity Matrix (as of March 23, 2022)
Total number of directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	6	—	—

Part II: Demographic Background
African American or Black	—	2	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	1	—	—
White	4	3	—	—
Two or more races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did not disclose demographic background	—	—	—	—

Director Skills and Qualifications

Experience	Other Public Company	Leader-ship	Account-ing / Finance	Designated Audit Committee Financial Expert	Mergers & Acquisi-tions	Commer-cial Real Estate	Compens-ation	Risk Manage-ment	Info. Tech.
Mathew D. Brockwell		✓	✓	✓	✓			✓
Steven J. Freidkin		✓			✓			✓	✓
Ernest D. Jarvis		✓				✓
Theresa G. LaPlaca	✓	✓	✓		✓			✓
A. Leslie Ludwig		✓	✓			✓	✓	✓
Norman R. Pozez		✓			✓	✓	✓	✓
Kathy A. Raffa		✓	✓	✓				✓
Susan G. Riel	✓	✓			✓		✓	✓
James A. Soltesz		✓				✓
Benjamin M. Soto		✓	✓		✓	✓	✓

Board Leadership Structure
The Company structures its Board leadership consistent with the best interests of the Company and its shareholders, and consistent with a culture of corporate trust, integrity, confidence, and overall transparency.
Chairman - As Chairman, Mr. Pozez has significant core responsibilities including:
•Chairs Board meetings

Eagle Bancorp, Inc.	16	2022 Proxy Statement

•Chairs the Annual Shareholders Meeting
•Guides discussions at Board meetings and encourages director participation and input
•Engages with directors between Board meetings to further identify items for consideration
•Sets Board meeting schedules and agendas in consultation with the CEO, Chief Legal Officer (CLO) and Corporate Secretary

Executive Chairman - Mr. Pozez appointment as Executive Chairman was part of our overall management succession plan. His appointment allowed Ms. Riel, our CEO, to provide ongoing operational guidance to Mr. Pozez based on her long tenure as an executive officer of the Company, and for Mr. Pozez based on his leadership experience at other companies and his knowledge of commercial real estate to provide strategic advice and guidance to Ms. Riel. As Executive Chairman, Mr. Pozez has significant core responsibilities including:
•Interacts regularly with the CEO, CFO, CLO and other members of the senior staff regarding matters relevant to the Board’s oversight responsibilities
•Regularly attends management committee meetings, including the asset/liability committee, management credit review committee and the enterprise risk management committee, and is a voting member of the disclosure controls committee and the committees for commercial real estate loans and commercial and industrial loans
•Meets frequently with clients and shareholders and communicates necessary feedback to the Board and management

Lead Independent Director - In order to ensure independent oversight at the highest levels, the Board of Directors appointed a Lead Independent Director. This role is held by James A. Soltesz beginning April 1, 2021. Prior to this time, the role had been held by Theresa G. LaPlaca. The responsibilities of the Lead Independent Director include:
•Serve as an independent sounding board on the development and presentation of significant issues, plans and strategies for Board consideration with the Chair
•Preside at all meetings of the Board at which the Chairman is not present
•Preside at all meetings and executive sessions of independent directors
•Develop and approve meeting agendas and approve materials for meetings of independent directors
•Serve as a conduit of views, concerns and issues between the Chairman and the independent directors
•Review Board meeting agendas, pre-read Board materials and other information sent to the Board, and proposed meeting calendars and schedules
•Organize and lead the Board’s self-assessment, in consultation with the Governance and Nominating Committee
•Be available for consultation and direct communication upon the reasonable request of major shareholders
•Perform such other duties as the Board may from time to time delegate or assign to assist the Board in the fulfillment of its responsibilities

Eagle Bancorp, Inc.	17	2022 Proxy Statement

Board Committees - The board maintains four standing committees at the Company level in connection with the discharge of its duties. These committees and the Committee Chairs are as follows:

Name	Committee Chair
Mathew D. Brockwell	Governance & Nominating
Theresa G. LaPlaca	Risk
A. Leslie Ludwig	Compensation
Kathy A. Raffa	Audit

The Company will continue to evaluate its structure and practices to maintain the highest standards of corporate governance.

Board and Committee Oversight of Risk
One of the many duties of the Board is to oversee the Company’s risk management policies and practices to ensure that the appropriate risk management systems are employed throughout the Company. The Company faces a broad array of risks, including but not limited to credit, interest rate/market, liquidity, operational, technology, compliance/regulatory, legal, reputational and strategic risks. The Board of Directors of the Company, all of the members of which are also members of the Board of Directors of the Bank, is actively involved in the Company’s and Bank’s risk oversight activities. These Directors, working through several chartered committees of the Company Board, including the Risk Committee, with the assistance of chartered management committees, review and approve the policies of the Company and Bank. The Boards of Directors regularly review the minutes and other reports from the Board and Management Committees of the Company and Bank. The Board exercises its role of risk oversight in a variety of ways, including the following:

Board or Committee	Risk Oversight
Board of Directors
•Monitors overall corporate performance, including financial results, the integrity of financial and other controls, and the effectiveness of the Company’s legal, credit, compliance and enterprise risk management programs, risk governance practices, and risk mitigation efforts.
•Oversees management’s implementation and utilization of appropriate risk management policies and systems at all levels of the Company.
•Reviews risks in the context of the Company’s annual strategic planning and the annual budget review.
•Receives reports from management on and routinely considers critical risk topics, including: operational, financial, regulatory, strategic, security, personnel, legal, reputational, and technology/cybersecurity, as well as any emerging risks that might affect the Company.

Audit Committee
•Assists the Board in fulfilling its oversight of financial risk exposures and implementation and effectiveness of the Company’s compliance with legal and regulatory requirements, policies and programs.
•Oversees qualifications, performance and independence of our Company's independent registered public accounting firm.
•Oversees performance of the Company's Internal Audit function and the Chief Audit Executive, and reviews reports from the Chief Audit Executive.
•Reviews Quarterly Financial Statements and approves Annual Reporting to the SEC on Form 10K and Quarterly Reporting to the SEC on Form 10Q.
•Monitors compliance with the Code of Business Conduct and Ethics and Related Party Transactions Policy.
•Reports its discussions to the Board for consideration and action when appropriate.

Eagle Bancorp, Inc.	18	2022 Proxy Statement

Board or Committee	Risk Oversight
Compensation Committee
•Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s compensation programs and practices.
•Reviews the design and goals of the Company’s compensation programs and practices in the context of possible risks to the Company’s financial and reputational well-being.
•Determines compensation (cash and non-cash) of non-employee directors.
•Reviews the Company’s strategies and supporting processes of management succession planning, leadership development, and executive retention.
•Reviews, discusses and recommends for inclusion in the Company’s proxy statement, the Compensation Disclosure and Analysis and the Compensation Committee Report.
•Approves all incentive programs, including Senior Executive Incentive Plan (“SEIP”), Long Term Incentive Plan (“LTIP”), and Executive Officer compensation and benefits.
•Approves compensation and benefits for Related Parties and employee with the title of executive vice president and above.
•Reports its discussions to the Board for consideration and action when appropriate.

Governance & Nominating Committee
•Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s governance structures and processes.
•Conducts periodic evaluations of the Company’s governance practices and Board performance.
•Reviews shareholder proposals submitted to the Company.
•Identifies qualified Board members and evaluates performance of the Directors.
•Reports its discussions to the Board for consideration and action when appropriate.

Risk Committee
•Assists the Board by providing oversight of the Company’s risk governance framework and risk functions, including the strategies, policies, procedures, processes, and systems established by management to identify, measure, monitor, and manage major risks of the Company.
•Promotes a robust and effective risk culture, facilitates Board-level oversight of risk-related issues, and serves as a resource to management by overseeing major risks across the Company and enhancing management’s and the Board’s understanding of the Company’s overall risk appetite and risk management activities and effectiveness.
•Monitors emerging risks that might affect the Company and proposes action plans to the Board as deemed necessary.
•Makes recommendations to the Board, including those with regard to the overall risk profile and capital of the Company.
•Reports its discussions to the Board for consideration and action when appropriate.

The Board of Directors has adopted written charters of the Audit, Governance & Nominating, Risk, and Compensation Committees. Copies of the Committees’ charters can be found at https://ir.eaglebankcorp.com/corporate-overview/documents/default.aspx

2021 Meetings, Committees, and Procedures of the Board of Directors
Our Board of Directors met nine (9) times during 2021. All members of the Board of Directors of the Company attended at least 75% of the meetings held by the Board of Directors and all committees on which such member served during 2021 or any portion thereof.
The Board of Directors of the Company has a standing Audit Committee, Compensation Committee, Governance & Nominating Committee and Risk Committee. The following table sets forth the membership of these committees throughout 2021, except where noted, and meeting information for each of these committees during the fiscal year ended December 31, 2021.

Eagle Bancorp, Inc.	19	2022 Proxy Statement

Name	Audit Committee	Compensation Committee	Governance & Nominating Committee	Risk Committee
Mathew D. Brockwell	X		C	X
Steven J. Freidkin(1)				X
Ernest D. Jarvis(1)
Theresa G. LaPlaca	X			C
A. Leslie Ludwig(2)		C
Norman R. Pozez				X
Kathy A. Raffa	C		X
Susan G. Riel
James A. Soltesz		X	X
Benjamin M. Soto		X
Number of Meetings in 2021	10	5	4	6
C: denotes Chair of Committee.
X: denotes member of the Committee at December 31, 2021.

Note: The Credit Oversight Committee of the Bank consists of Mr. Soltesz (Chair), Mr. Jarvis, Ms. Ludwig, Mr. Pozez and Mr. Soto.
(1)Mr. Freidkin and Mr. Jarvis joined the Board of Directors of the Company and the Bank on January 1, 2021.
(2)Ms. Ludwig resigned from the Risk Committee effective January 1, 2021.

Audit Committee
The Audit Committee is responsible for the selection, review and oversight of the Company’s independent registered public accounting firm (occasionally referred to as the “independent accountants”), the approval of all audit, review and attestation services provided by the independent accountants, the integrity of the Company’s financial reporting practices and evaluation of the Company’s internal controls and internal control function and accounting procedures, including review and approval of quarterly and annual filings with the SEC on Forms 10-Q and 10-K and internal audit departments plans and reports. It also reviews audit reports with the Company’s independent accountants. Each member of the Audit Committee is independent, as determined under the definition of independence adopted by Nasdaq for audit committee members in Rule 5605(c)(2)(A). The Board of Directors has determined that Ms. Raffa and Mr. Brockwell are “audit committee financial experts” as defined under regulations of the SEC.
The Audit Committee is also responsible for the pre-approval of all non-audit services provided by its independent accountants. Non-audit services are only provided by the independent auditors to the extent permitted by law. Pre-approval is required unless a “de minimis” exception is met. To qualify for the “de minimis” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent accountants during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved by one or more members of the committee to whom authority to grant such approval has been delegated by the committee prior to the commencement of the non-audit services.
Compensation Committee
The Compensation Committee makes determinations with respect to salary levels, bonus compensation and equity compensation awards for executive officers, among others. The Compensation Committee has the sole responsibility for determining executive compensation, including that of the named executive officers, and for establishing compensation philosophy. Each member of the Compensation Committee is independent, as determined under the definition of independence adopted by Nasdaq for compensation committee members in Rule 5605(d)(2)(A). The Compensation Committee is also responsible for succession planning for the Company and the Bank.

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During 2021, the Compensation Committee retained and worked with Newcleus Compensation Advisors, an executive compensation and benefits consulting firm of national scope and reputation, to advise it in connection with executive compensation decisions.
Governance & Nominating Committee
The Governance & Nominating Committee consists of three members of the Board of Directors who are independent directors within the meaning of Nasdaq Rule 5605(a)(2). The Governance & Nominating Committee is responsible for the evaluation of nominees for election as director, the recommendation to the Board of Directors of director candidates for nomination for election by the shareholders and the evaluation of sitting directors.
The Board has not developed a formal policy for the identification or evaluation of nominees. In general, when the Board determines that expansion or reduction of the Board or replacement of a director is necessary or appropriate, the Governance & Nominating Committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, market knowledge, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The Governance & Nominating Committee will review any special expertise, for example, expertise that qualifies a person as an audit committee financial expert, membership or influence in a particular geographic or business target market, expertise in technology, cybersecurity and risk management or other relevant business experience. The Board of Directors and the Governance & Nominating Committee have not established a specific diversity component in their consideration of candidates for director, but strongly recognizes the benefits of having directors with diverse backgrounds and perspectives. In January 2021, two directors were added to the Company Board, one of which identifies as a minority. To date, the Company has not paid any fee to any third party to identify, evaluate, or assist it in identifying or evaluating, potential director candidates.
The Governance & Nominating Committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors, and on the same basis as candidates proposed by the Governance & Nominating Committee, the Board or other sources. Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Corporate Secretary not later than ninety (90) days prior to the month and day one year subsequent to the date that the proxy materials regarding the last election of directors to the Board were mailed to the shareholders and include: (a) a statement that the writer is a shareholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the full name, age, date of birth and contact information (including the business and residence addresses and telephone numbers) for the candidate; (c) a statement of the candidate’s business and educational experience, including a list of positions held for at least the preceding five years; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board will consider when evaluating a candidate; (e) information regarding any relationship or understanding between the proposing shareholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected; and (h) a signed representation by each such nominee that the nominee will timely provide any other information reasonably requested by the Company for the purpose of preparing its disclosures in regard to the solicitation of proxies for the election of directors. Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board. No undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.
In addition, the Governance & Nominating Committees regularly discusses the contributions of the persons then serving as directors, to ensure alignment with the strategic and tactical directions of the Company. Formal peer evaluations of the Board and directors are conducted periodically.

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Risk Committee
The Company formed the Risk Committee in 2019 to assist the Company Board by providing oversight of the Company’s risk corporate governance framework and risk functions, including the strategies, policies, procedures, processes, and systems established by management to identify, measure, monitor and manage major risks of the Company including, but not limited to credit, interest rate/market, liquidity, operational, technology, compliance/regulatory, legal, reputational and strategic risks. The Company accepts a certain degree of risk with each business decision it makes. The Board takes risk management and its oversight responsibilities very seriously, and has established the Risk Committee to provide more focused oversight of risk exposure and risk management activities. The Board and the Risk Committee recognize that risk management does not eliminate risk, but seeks to achieve an appropriate balance between risk and return. Recognizing the risk inherent in the Company’s business and managing those risks within the Company’s risk appetite and capital position is critical for optimizing shareholder value and ensuring the safe and sound operation of the Company. The oversight of the Company’s risk relative to the established risk appetite and capital position is the Risk Committee’s primary role.
The Company, led by the Risk Committee, instills a culture of risk management throughout the organization by integrating top-down direction and corporate governance with bottom-up business line commitment and accountability. Executive officers and other key management executives meet at least quarterly to review and discuss risk management. Management committees, comprised of senior management, seek to identify and address issues to ensure that risks and remediation of such risks are carefully considered.
The Chief Risk Officer chairs the Enterprise Risk Management Committee, monitors risk management activities and regularly reports the Company’s risk exposure to the Risk Committee.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as an officer or employee of the Company or Bank at any time. None of our executive officers serve as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated parties, and not presenting more than the normal risk of collectability, or other unfavorable features, and for transactions described under “Director Compensation” and “Certain Relationships and Related Party Transactions,” no member of the Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company is a party.
Director Attendance at the Annual Meeting
The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of shareholders unless they are unable to attend because of personal or family illness or pressing matters. In May 2021, all ten directors in office at the time attended the 2021 annual meeting of shareholders.

Director Compensation
The following table sets forth information regarding the fee rate schedule approved for the non-employee directors of the Company in 2021. Members of the Boards of Directors who are employees of the Company or Bank do not receive additional cash compensation for service on the Board of Directors.

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Retainers
Annual Cash Retainer – Company	$10,000
Annual Cash Retainer – Bank	$5,000
Annual Committee Chair Retainers:
•Audit	$50,000
•Compensation	$50,000
•Governance & Nominating	$50,000
•Risk Committee	$50,000
•Credit Oversight Committee of the Bank	$35,000
Annual Lead Independent Director Retainer	$50,000
Per Meeting Fees
Committee Chair	$3,000
Board or Committee – Company & Bank	$1,500

Non-employee directors also receive an annual award of restricted stock. The 2021 awards vest in three annual installments commencing on the first anniversary of the date of grant, subject generally to continued service through each vesting date. In addition, the unvested portion of the 2021 restricted stock awards will generally accelerate in full upon the death or disability of the non-employee director or the occurrence of a change in control, in each case while the non-employee director remains in service. The number of shares of restricted stock awarded to each of the non-employee directors in 2021 varied as a result of varying tenures of service on the Boards of the Company and the Bank Boards in 2020.

The following table sets forth the actual amounts of compensation paid to each non-employee director for service as a member of the Board of Directors of the Company in 2021 other than Mr. Pozez, our Executive Chairman, whose compensation is set forth in the Summary Compensation Table, in the section "Executive Compensation Tables".

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation(3)	Total	Stock Awards in Shares(1)	Unvested Shares in Restricted Stock(4)
Mathew D. Brockwell	$132,500	$299,976	$—	$—	$432,476	6,306	6,680
Steven J. Freidkin	$40,500	$49,997	$—	$—	$90,497	1,051	1,051
Ernest D. Jarvis	$45,000	$49,997	$—	$—	$94,997	1,051	1,051
Theresa G. LaPlaca	$143,500	$299,976	$—	$3,103	$446,579	6,306	8,548
A. Leslie Ludwig	$131,000	$299,976	$—	$—	$430,976	6,306	11,165
Kathy A. Raffa	$126,500	$299,976	$—	$3,103	$429,579	6,306	12,584
James A. Soltesz	$156,500	$299,976	$—	$2,858	$459,334	6,306	11,687
Benjamin M. Soto	$66,000	$299,976	$—	$1,433	$367,409	6,306	8,923

(1)Represents the grant date fair value of shares of restricted stock awarded during 2021. Grant date fair value is calculated based on the closing price of the Company common stock as of the date of the grant. See Note 17 – Stock-Based Compensation in our 2021 Form 10-K.
(2)At December 31, 2021, there were no outstanding option awards, vested or unvested, held by non-employee directors.
(3)Premiums on long term care insurance provided to non-employee directors.
(4)Unvested shares in restricted stock are as of December 31, 2021.

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Restricted Stock Awards (February 2022)
In February 2022, non-employee directors of the Company were awarded shares of restricted stock as follows: Mr. Brockwell – 5,016 shares; Mr. Freidkin - 2,508; Mr. Jarvis - 2,508; Ms. LaPlaca - 5,016 shares; Ms. Ludwig – 5,016 shares; Ms. Raffa - 5,016 shares; Mr. Soltesz - 5,016 shares; Mr. Soto – 5,016 shares. All of these awards vest in three annual installments commencing on the first anniversary of the date of grant, with accelerated vesting terms consistent with the 2021 awards.
Other Compensation for Directors
Other than the cash retainers and per meeting fees, equity awards and long term care insurance described above (all other compensation), the Company does not maintain any non-equity incentive plans or compensation programs, deferred compensation, defined contribution or defined benefit retirement plans, for non-employee directors, or in which such directors may participate.

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Open Letter from Compensation Committee Chair

Dear Fellow Stockholders,
The Compensation Committee is committed to ensuring that Eagle has the right leadership team in place and that our compensation programs appropriately balance business performance and accountability to build a stronger and more valuable company. To ensure we are objective in our commitment, our Compensation Committee is composed solely of independent directors.
It is our responsibility to design and execute competitive compensation programs that further the interests of shareholders and demonstrate strong pay for performance alignment. It is also our responsibility to ensure that your views on executive compensation are heard and considered. It is with this in mind, that for the last seven years we have conducted an outreach program to our major shareholders and also engaged with a major shareholder advisory firm. These efforts have been fruitful as the Say-on-Pay votes were 95% last year and 85% the year before.
Last year, we applied a 35% discretionary adjustment reducing the incentive payout under our Senior Executive Incentive Plan awarded in February 2021 for performance in 2020. We understood the impact of the COVID-19 pandemic and unprecedented government intervention led to the achievement of several of the performance metrics resulting in a payout that was not reflective of the overall economic environment.
This year, we evaluated the compensation program and retained the measurement categories, weightings and overall structure from 2020. These measurements are designed to focus management on attaining certain performance goals that benefit shareholders and are based on efficiency, earnings per share, loan growth, asset quality (as measured by non-performing assets a percent of assets) and net interest margin.
In 2021, the Company reported a record level of earnings as measured in both total dollars and earnings per share. And at year end, versus the prior year end, asset quality improved as measured by several metrics including a lower level of non-performing assets and a lower allowance for credit losses. These were all factors in our Senior Executive Incentive Compensation program. This program is designed with a cap based on a percent of individual salaries. As our 2021 results exceeded our Target Plus goals in both earnings per share and asset quality and exceeded threshold performance in the other three performance measures, the payout was maximized at the "Cap".
 In 2021, we raised our dividend three times and we returned to our shareholders almost $40 million, or $1.40 per share, in the form of dividends. Based on our fourth quarter dividend, our annualized dividend is now $1.60 per share, and with an average closing stock price of $57.88 per share in the fourth quarter of 2021, our dividend yield was 2.8%. For the year, our total shareholder return, which includes dividends, was 44.5%.
The key design elements of our incentive compensation program continue to include a base salary, short-term performance-based incentives, long-term performance-based equity incentive awards as well as time vested equity awards. A large portion of the potential compensation of each executive is variable and performance based. In 2021, the short-term performance based incentives and equity incentive awards were 82% of compensation for the CEO and averaged 67% for the other 4 NEOs.
The compensation program described in the following Compensation Disclosure and Analysis reflects the guidance received through our shareholder engagement process as well as the advice of our independent compensation consultant. We are committed to a sound, transparent, and competitive compensation program which aligns with the long-term interests of our shareholders.
A. Leslie Ludwig
Chair, Compensation Committee

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Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides information about the 2021 compensation for our Chief Executive Officer, our Executive Chairman, our Chief Financial Officer and our next three most highly compensated executives.
•Susan G. Riel, President and Chief Executive Officer
•Norman R. Pozez, Executive Chairman
•Charles D. Levingston, Executive Vice President and Chief Financial Officer
•Antonio F. Marquez, Senior Executive Vice President and President of Commercial Banking
•Lindsey S. Rheaume, Executive Vice President, Chief Commercial & Industrial Lending Officer
•Janice L. Williams, Senior Executive Vice President and Chief Credit Officer
This Compensation Discussion and Analysis describes our executive compensation program for 2021 for our named executive officers. It also describes how the Compensation Committee (the “Compensation Committee”) arrived at the compensation decisions for our named executive officers and discusses key factors that the Compensation Committee considered in determining their compensation.
Upon being appointed as Executive Chairman, Mr. Pozez became an executive officer of the Company, although not an employee of the Company or the Bank. His compensation for 2021 was paid in accordance with the terms of the Chairman Compensation Agreement which was entered into in 2019. Because Mr. Pozez’s compensation arrangements differ from the rest of the named executive officers, his arrangements are described in a section of the Compensation Discussion and Analysis entitled Chairman Arrangements. All references to compensation arrangements in place for our named executive officers throughout the other sections of the Compensation Discussion and Analysis exclude Mr. Pozez.
Compensation information for all of our named executive officers, including Mr. Pozez, is presented in the compensation tables following this Compensation Discussion and Analysis.

Key Factors Considered
2021 Financial Results and Operating Highlights
2021 was another successful year for the Company. For the year ended December 31, 2021, the Company had earnings of $176.7 million, which was $5.52 per fully diluted share, and had a return on average assets ("ROAA") of 1.49% and efficiency ratio of 41%. The quarterly dividend was raised three times and total dividends declared in 2021 were $1.40 per share.
At year-end 2021, assets were $11.8 billion, up $729 million for the year. Book value and tangible book value were $42.28 and $38.97 per share, up 8.3% and 9.0%, respectively.
Strong earnings bolstered shareholders equity which was $1.35 billion at year-end 2021. Tier 1 capital (to average assets) was 10.19%, common equity tier 1 capital was 15.02% and total capital (to risk weighted assets) was 15.02% at year-end.
The Company also released reserves during the year as the economy improved and asset quality remained strong. At year-end 2021, the allowance for credit losses decreased to 1.06% from 1.41% the prior year. Non-performing assets ("NPA")-to-assets was 0.26%, down from 0.59% the prior year-end and net charge-offs for the year were 0.18%, down from 0.26% the prior year.
In comparison to our 18 proxy peers, which are discussed later in the section Executive Compensation Process, under the heading Competitive Positioning, the Company ranked 3rd in 2021 for both ROAA and efficiency.

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Dollars in millions, except per share amounts	For the Year or Year Ended December 31
	2021	2020	2019	2018	2017

Performance
Net income	$176.7	$132.2	$142.9	$152.3	$100.2
Return on average assets	1.49%	1.28%	1.61%	1.91%	1.41%
Efficiency ratio(1)	41%	39%	40%	37%	38%

Per Common Share Data
Diluted earnings	$5.52	$4.09	$4.18	$4.42	$2.92
Cash dividends	$1.40	$0.88	$0.66	$—	$—
Tangible book value per share(2)	$38.97	$35.74	$32.67	$29.17	$24.67

Balance Sheet Data
Assets	$11,847	$11,118	$8,989	$8,389	$7,479
Loans (excluding loans held for sale)	$7,066	$7,760	$7,546	$6,991	$6,412
Allowance for loan losses	$75	$110	$74	$70	$65
Deposits	$9,982	$9,189	$7,224	$6,974	$5,854
Shareholders’ equity	$1,351	$1,241	$1,191	$1,109	$950

Asset Quality
Net charge-offs to average loans	0.18%	0.26%	0.13%	0.05%	0.06%
Nonperforming assets to assets	0.26%	0.59%	0.56%	0.21%	0.20%
Allowance for credit losses to loans	1.06%	1.41%	0.98%	1.00%	1.01%

Capital
CET1 capital (to risk weighted assets)	15.02%	13.49%	12.87%	12.49%	11.23%
Total capital (to risk weighted assets)	16.15%	17.04%	16.20%	16.08%	15.02%
Tier 1 capital (to average assets)	10.19%	10.31%	11.62%	12.10%	11.45%

Non-GAAP Reconciliation
Book value per share	$42.28	$39.05	$35.82	$32.25	$27.80
Less: Intangible book value	3.31	3.31	3.15	3.08	3.13
Tangible book value per share(2)	$38.97	$35.74	$32.67	$29.17	$24.67
(1)Efficiency ratio, a non-GAAP financial measure, is computed by dividing noninterest expense by the sum of net interest by common shares outstanding.
(2)Tangible book value per share, a non-GAAP financial measure, is defined as tangible common equity divided by common shares outstanding.

2021 Shareholder Engagement Process and Results
On an ongoing basis, we continue to reach out to our shareholders to gather feedback regarding our executive compensation program, our corporate governance practices and related matters. As part of this process we reached out to our 40 largest institutional shareholders who collectively owned approximately

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66% of the outstanding shares, and had individual conversations with those that responded to our inquiry. We also engaged with a prominent shareholder advisory firm. The outreach program was led by David G. Danielson (Director of Investor Relations and Strategy), who was supported by Leslie Ludwig (Board member and Chair of Compensation Committee) and Susan Riel (President and CEO).
The conversations with our shareholders and shareholder advisory firm covered executive compensation matters as well as corporate governance policies and enhancements made during the year. Some of the improvements made are as follows:

Area of Focus	Improvements Made
Governance	Restructured all Corporate Policies to emphasize the Board's oversight role; clarify ownership, roles and responsibilities; remove non-policy content, and otherwise streamline the policies.
Enhanced Board and senior management reporting with respect to risk exposure, risk appetite, and Top Ten and Emerging Risks.
Enhanced senior management committee charters, responsibilities, structures and agendas.
Performed Board and Board Committee self-evaluations, organized by the Governance and Nominating Committee
Updated the Corporate Governance Policies to require the Board and Board Committees to perform biennial self-evaluations
Hired new Governance and Ethics Analyst II to support the organization and compilation of data related to corporate governance practices
Engaged outside experts to enhance policies, procedures, and training related to Regulation O, related party transactions, and whistleblower matters
Conducted new training for the Governance and Nominating Committee related to board diversity, climate change and environmental sustainability and diversity, governance reforms, cybersecurity, shareholder engagement, and executive compensation, among other topics.
Disclosure	Enhanced disclosure text and tables in section titled "2021 Pay Programs and Pay Decisions". For retention bonuses, tabular disclosure was added. For long term equity compensation descriptive text was added, and for performance awards tabular disclosure was added.
Compensation	Updated our proxy peers to better reflect the large market in which we operate. There were five institutions added and six institutions dropped. The five institutions added were all located in, or serving, large markets with a focus on commercial real estate loans and commercial & industrial loans. We believe these additions are more comparable to the Company, as the Company is based in and operates in a major metropolitan market with a focus on commercial real estate loans and commercial & industrial loans. The six institutions dropped were all located in, or serving, small-to-medium sized markets, except for one institution that was sold.

Advisory Vote on Executive Compensation (Say-on-Pay)
At our 2021 Annual Shareholders Meeting, our say-on-pay proposal received support from 95% of the votes cast. This is up from 85% in 2020.

Compensation Philosophy
We design our executive compensation program to be driven by performance, rewarding our executives for creating value for shareholders and representing sound corporate governance principles. The following sets forth the best practices that we adhere to in designing and determining our executive compensation.
Our compensation philosophy provides the guiding principles for structuring compensation programs that embody these values. The policies and underlying philosophy governing the Company’s executive compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:
•Maintain a compensation program that is equitable in a competitive marketplace.
•Provide compensation opportunities that provide the ability to vary pay in line with performance.

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•Encourage achievement of long-term strategic objectives and enhancement of shareholder value.
•Recognize and reward individual initiative and achievements.
•Maintain an appropriate balance between base salary and short and long term incentive opportunities.
•Allow the Company to compete for, retain and motivate talented executives critical to its success.
The Compensation Committee seeks to target executive total compensation at a percentile commensurate with performance of the Company as compared to our proxy peers and taking into consideration individual performance. Our goal is to provide pay for performance through annual and long-term incentives that reward a combination of strategic and financial achievements as well as our performance relative to industry peers. The Compensation Committee annually considers the Company’s performance when setting pay. Goals for specific components include:
•Base Salary: Base salaries for executives are targeted at market competitive levels, but also taking into account each executive’s experience, performance and contribution.
•Short-Term Performance Based Cash Incentive: The Senior Executive Incentive Plan ("SEIP") targets cash compensation to align with performance. High performance is expected to result in pay that is aligned with our performance relative to peers/industry. Performance below goals and peers is designed to result in pay below peers.
•Long-term Equity Incentive: Our current practice is to target 50% time based and 50% performance based awards. The Compensation Committee believes that time-based vesting incentivizes retention and, supports our ownership goals and encourages shareholder alignment while multi-year performance-vesting encourages shareholder alignment and rewards long term sustained performance.
•Benefits and Perquisites: Other items such as benefits and perquisites are not a significant component of total 2021 compensation.
The Compensation Committee is committed to tying compensation to performance and ensuring that compensation, both cash and equity, is commensurate with our financial results and ranking relative to proxy peers. The Committee believes the Company’s current executive team is of extremely high caliber and contributed significantly to the Company’s strong historical growth and impressive continued performance. Rewarding, motivating and retaining a strong executive team are critical to the continued success of the Company.

Our Compensation Drivers
In determining compensation levels, we utilize five key drivers:
•Incentive plans are designed to encourage achievement of our strategic business goals and reinforce our business values. All our incentive pay programs and decisions are filtered through the perspective of ensuring sound compensation practices that do not encourage inappropriate risk-taking or result in excessive compensation.
•Pay levels should be fair and internally equitable. Fairness is vital in all compensation programs and results. We do not discriminate in the creation or implementation of pay programs. Pay is based on demonstrated performance, skills, commitment, experience and results.
•We pay for performance and the attainment of our vision, business strategy, operating imperatives and results. A meaningful percentage of overall executive compensation is based on Company and individual performance. Our compensation programs are geared to performance as the basis of determining pay. Our incentive plans are designed to drive prudent individual and enterprise performance.

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•We recognize the impact of the individual. Not all positions have the same level of responsibilities, require the same skills and qualifications or have the same effect on the Company. Our compensation programs enable us to reward both Company results and individual performance in furtherance of our philosophy of being fair and paying for performance and thus motivate our officers to perform and succeed as reflected in our stated goals.
•We are mindful of the market. The market sets the framework for opportunity. Then it is Company and individual achievements that drive the payouts and awards. We seek to provide market-based compensation commensurate with performance, to attract and retain top executive talent, while providing value to shareholders.

Our Pay Mix
The cornerstone of our executive compensation program is competitive pay for demonstrated performance. We seek to ensure that the compensation received by our executives is aligned with our performance, and that a meaningful portion of our executives’ pay is contingent on the achievement of annual and forward-looking long term performance goals that drive our success as a Company and accordingly, add value for our shareholders.
The 2021 target and actual cash incentive for our NEOs, are shown below:

SEIP Cash Incentive Payout 2021
NEO	At Target	Actual	% of Target
Susan G. Riel	$1,800,000	$2,600,000	144%
Charles D. Levingston	$459,265	$626,271	136%
Antonio F. Marquez	$637,293	$892,210	140%
Lindsey S. Rheaume	$463,822	$632,484	136%
Janice L. Williams	$637,680	$892,752	140%

For our CEO and our other NEOs, the majority of their compensation is "at risk" in the form of a cash bonus (SEIP) or equity (time vested and performance vested). The 2021 compensation mix for our CEO and the other four NEOs is shown below:

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Compensation Components
We describe below, the key components of our 2021 executive compensation program.
The Committee typically reviews and determines executive compensation in the first quarter of the year. However, due to circumstances that arise during the year, the Committee may adjust or approve a compensation component at other times during the year, as warranted.

Compensation Element	Purpose	Link to Performance	Fixed/ Performance-Based	Short/Long Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Reflects individual experience, performance and contribution of each executive	Fixed	Short Term
Annual Cash SEIP	Encourages achievement of short term strategic and financial performance metrics that create long term shareholder value	Based on achievement of short term, predefined corporate performance objectives	Performance-Based	Short Term
Retention Bonus	Helps retain key executives	Award amount is determined by Compensation Committee. A portion of the award is dependent on the executive’s continued employment	Fixed	Short Term
Long Term Incentive Plan	Aligns executives’ interests with shareholders, motivates and rewards long term sustained performance, and creates a retention incentive through multi-year vesting	Award amount is determined by the Compensation Committee based on Company and individual performance A portion of the award is contingent on Company performance with vesting at the end of 3 years	Performance-Based	Long Term
Supplemental Executive Retirement Plan (SERP)	Provides income security into retirement and creates a retention incentive through multi-year vesting	N/A	Fixed	Long Term
Benefits and Perquisites	Provides limited perquisites in line with market practice, as well as a housing benefit for the CEO and health and welfare and 401(k) benefits on the same basis as our general employee population	N/A	Fixed	Short Term

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Pay Practices Aligned with Compensation Philosophy
We believe the effectiveness of our compensation program is dependent upon our pay practices corresponding to our compensation philosophy. The table below illustrates this strong relationship and further underscores our commitment to maintaining an executive compensation program that is consistent with best practice.

Strong Alignment with Shareholders (What We Do)
Compensation philosophy
We believe our compensation philosophy promotes a best practice approach to compensation, including: (i) tying pay to performance and aligning with shareholder interests; (ii) attracting, retaining, and properly motivating top talent; (iii) integrating risk with compensation; (iv) maintaining strong corporate governance; and (v) transparency.

Hedging/pledging policy
Senior executives are prohibited from any hedging of our shares, unvested restricted stock, or unexercised options, including through short sales.
Senior executives are prohibited from pledging more than 50% of their shares as collateral and such pledged shares cannot represent more than 25% of such executive’s net worth.

Pay at risk The majority of NEO compensation is “at-risk” and contingent on achievement of business goals that are integrally linked to shareholder value and safety and soundness.	Clawback policy The Company reserves the right to clawback incentive compensation if an executive’s misconduct materially contributes to the need to restate materially inaccurate financial statements
Use of variable compensation in deferred equity
Significant portions of NEO variable compensation is in deferred Company common stock; 50% of which is time based restricted stock vesting over a 3-year period and 50% of which is performance-based restricted stock units ("PRSUs") vested at the end of a 3-year period. Value of equity at vesting is based on stock price at that time (in addition to achievement of pre-established goals for PRSUs).

Competitive benchmarking
To make informed decisions on pay levels and pay practices, we benchmark ourselves against a peer group of similarly situated banks. We believe external market data is an important component of maintaining pay practices that will attract and retain top talent, while driving shareholder value.

Risk events impact pay In making pay decisions, we consider material risk and control issues, and make adjustments to compensation, if appropriate.	Responsible use of equity We manage our equity award program responsibly, using only approximately 0.71% of weighted average diluted shares in 2021.
Share ownership guidelines
Senior executives, including NEOs, are required to own a minimum of shares of our common stock with a value equal to twice their base salary; the CEO must own a minimum of three times her base salary.

Shareholder outreach
Each year, we solicit feedback from our top shareholders on our compensation and corporate governance programs and practices. The Compensation Committee considers this feedback when making compensation decisions.

2021 Programs and Pay Decisions
The compensation awards made to our executives for 2021 were based on the Compensation Committee’s assessment for the SEIP on Company performance as compared to the established 2021 goals and for the LTIP on individual performance taking into consideration payouts earned under SEIP award and measurements versus our proxy peers.
In addition to financial performance, the Compensation Committee also takes into consideration risk management practices within the organization, including the results of federal and state regulatory examinations and internal control matters that may be identified from internal or independent audits throughout the year. The Compensation Committee also considers market survey data provided by Newcleus Compensation Advisors.
2021 was a strong year for the bank. The second year of the pandemic became a year of recovery as the

Eagle Bancorp, Inc.	32	2022 Proxy Statement

economy reopened, mandates were lifted, employees returned to work and business and consumer activity increased. In 2021, company earnings as measured by Earnings Per Share (EPS) was at an all-time high, asset quality continued to improve throughout the year, and earnings as measured as a percentage of average equity ("ROAE") and average assets ("ROAA") were competitive with top performing proxy peers. In 2021, the Company met SEIP Target Plus goals for both EPS and non-performing assets. Also, in 2021, the Company ranked 3rd (90th percentile) and 5th (82nd percentile) in ROAE and ROAA, respectively, versus our pre-determined proxy peer group.
For 2022, we believe the structure of the SEIP and the LTIP are appropriate and have not made any changes as our earnings remain strong, as measured by ROAA and ROAE, we have a very high level of capitalization and we are competitive with our proxy peer group for most of the defined performance metrics.
Below is a summary of our 2021 compensation programs and pay decisions with respect to the compensation of the named executive officers.
Base Salaries
The Compensation Committee believes that base salaries for named executive officers should be targeted at market competitive levels, but also taking into account the experience, performance and contribution of the individual executive. Base salaries are reviewed annually and adjusted based on our review of market data, assessment of individual executive performance, and incorporated our assessment of the wider economic environment, which was positively impacted by the economic recovery. The increase for NEOs from 2021 to 2022 ranged from 3% to 7%. Previously, base salaries had been frozen and there was no increase from 2020 to 2021.

Named Executive Officer	2020 Base Salary	2021 Base Salary	2022 Base Salary	2021% Increase	2022 % Increase
Susan G. Riel	$800,000	$800,000	$856,000	0%	7%
Charles D. Levingston	$417,514	$417,514	$430,039	0%	3%
Antonio F. Marquez	$509,834	$509,834	$530,227	0%	4%
Lindsey S. Rheaume	$421,656	$421,656	$434,306	0%	3%
Janice L. Williams	$510,144	$510,144	$530,550	0%	4%

Senior Executive Incentive Plan ("SEIP")
The SEIP was established to reward our executives for achieving or exceeding predefined Company performance goals. Under the SEIP, an executive is eligible to earn an award based on achievement of Company objectives. This design serves to place a significant portion of each NEOs compensation “at risk.” The Compensation Committee utilizes a formulaic approach under the SEIP including caps (or maximum payouts) on the amount that can be earned by each NEO, while reserving discretion to adjust final payouts as it deems appropriate.
In 2020, the performance measures and weightings were streamlined to ensure greater alignment with the Company’s strategic plan, foster a more cohesive management team as well as making performance analysis less qualitative and more formulaic. We did this by modifying the performance metrics in the short term incentive plan and assigning all the named executive officers the same goals and weightings. In 2021, the performance measures and weightings did not change.

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2021 Performance Goals	Weighting
Efficiency(1)	17.5%
Earnings Per Share (diluted)	25.0%
Average Loans (excl. HFS)	15.0%
Non-Performing Assets/Assets	20.0%
Net Interest Margin	22.5%

(1) Noninterest expense divided by the sum of net interest income and noninterest income.

The SEIP provides the Compensation Committee the ability to adjust the payout indicated by the formula. As our 2021 results exceeded our Target Plus goals in both earnings per share and asset quality (as measured by nonperforming assets/assets) and exceeded threshold performance in the other three performance measures, the payout was maximized at the "Cap". In 2021, the Compensation Committee considered, but did not exercise any discretion as the SEIP structure functioned as intended.
In the following table, we summarize the performance ranges for each measure (other than the cap, which appears in the table later in the section), actual performance and the payout percentage used to calculate the incentive payout for each named executive officer.

Performance Measure	Threshold	Target	Target Plus	2021 Actual Performance	Percent of Performance Goal (1)
Efficiency	46.79%	40.69%	34.59%	40.88%	114% of Threshold
Earnings Per Share (diluted)	$3.44	$4.05	$4.66	$5.52	119% of Target Plus
Average Loans (excl. HFS)	$6,663,312	$7,839,191	$9,015,070	$7,260,885	109% of Threshold
Non-Performing Assets/Assets	2.04%	1.77%	1.50%	0.26%	579% of Target Plus
Net Interest Margin	2.47%	2.91%	3.35%	2.81%	114% of Threshold
(1)Percent of Goal: For Efficiency and Non-Performing Assets/Assets quotient obtained by dividing Threshold, Target or Target Plus by 2021 Actual Performance. For other measures quotient obtained by dividing 2021 Actual Performance by Threshold, Target or Target Plus.

Named Executive Officer	Performance Goal as a Percent of Salary at				Actual SEIP Payout % of Salary(2)
	Threshold	Target	Target Plus	At Cap
Susan G. Riel	125%	225%	300%	325%	325%
Charles D. Levingston	90%	110%	120%	150%	150%
Antonio F. Marquez	100%	125%	150%	175%	175%
Lindsey S. Rheaume	90%	110%	120%	150%	150%
Janice L. Williams	100%	125%	150%	175%	175%
(1)Sum of the product of the weighting of each performance measure, percent of goal and appropriate percentage of salary at Threshold, Target, Target Plus and at the cap.
(2)Payout was maximized at Cap.

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The Target Performance Measures were based on our 2021 budget for the Company, which was approved by the Board in January 2021. Participants receive an increased payout as a percent of salary (as stated above) beginning with the achievement of the Performance Measure for Threshold, Target and Target Plus. Threshold is set 15% below Target and Target Plus is set 115% above Target. For each Performance Measure, performance at 85% to 100% achieves Threshold payouts, performance at 100% to 115% achieves Target payouts and performance above 115% achieves Target Plus payouts, with each Performance measure weighted (as stated above) and the aggregate of which is subject to the cap, and as may be adjusted in accordance with the Plan. If the Company does not achieve 85% of its goal for adjusted net income, no SEIP will be paid.
For 2021 awards, granted in 2022, the SEIP exceeded Target Plus performance for both EPS and non-performing assets as a percent of assets and met Threshold performance for efficiency, average loans and net interest margin. These achievements resulted in payout that was capped for each NEO.
Based on performance in 2021, the NEOs received incentive cash payments under the SEIP that ranged from 136% to 144% of their incentive opportunities at Target.

Named Executive Officer	2021 SEIP Payout at				2021 SEIP Payout(1)	SEIP Payout as a Percent of Target
	Threshold	Target	Target Plus	Cap
Susan G. Riel	$1,000,000	$1,800,000	$2,400,000	$2,600,000	$2,600,000	144%
Charles D. Levingston	$375,763	$459,265	$501,017	$626,271	$626,271	136%
Antonio F. Marquez	$509,834	$637,293	$764,751	$892,210	$892,210	140%
Lindsey S. Rheaume	$379,490	$463,822	$505,987	$632,484	$632,484	136%
Janice L. Williams	$510,144	$637,680	$765,216	$892,752	$892,752	140%
(1)Payout was maximized at the Cap which is calculated based on a percentage of 2021 salary. See previous table.

Retention Bonuses
The Compensation Committee maintains the right to exercise discretion in paying bonuses outside of the SEIP in appropriate circumstances. In February 2020, a retention bonus was awarded to Ms. Williams in consideration of her excellent service to the Company. In February 2019, retention bonuses were awarded to three key employees – Ms. Riel, Mr. Marquez, and Mr. Rheaume – in consideration of their excellent service to the Company and to bring their overall compensation in line with peers. As of December 31, 2021, no further payments are due in respect of any of the retention bonuses.

Name Executive	Date Awarded	Total Award	Award Paid in
Officer			2019	2020	2021
Susan G. Riel	Feb. 2019	$300,000	$100,000	$100,000	$100,000
Antonio F. Marquez	Feb. 2019	$200,000	$100,000	$100,000	—
Lindsey S. Rheaume	Feb. 2019	$150,000	$75,000	$75,000	—
Janice L. Williams	Feb. 2020	$200,000	—	$100,000	$100,000
Long Term Incentive Plan ("LTIP")
We believe equity ownership aligns our executives interests with those of our shareholders, promotes a long-term focus on the performance and success of the Company and serves as a powerful means of retaining our high performing executives. To determine the amount of the equity award to a particular executive, that executive’s performance is considered along with payouts he/she earned under our SEIP. We then determine the optimal level of compensation (base salary plus cash incentives plus equity) that we believe each executive should receive. For example, a high performing executive who achieved target-plus performance levels on all of his/her goals, as well as the Company-wide goals, would receive an equity award reflective of the matching percentile compared to our proxy peers for total compensation. The Compensation Committee carefully reviews each executive’s performance as well as the Company’s performance relative to peers.

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The 2021 and 2022 performance vested award consisted of 50% time-vested restricted stock and 50% performance-based restricted stock units ("PRSUs").
Time-Vested Equity
The 2021 and 2022 time-vested equity awards vest ratably over three years commencing on the first anniversary of the date of grant, with accelerated vesting upon death, disability, or a qualifying termination in connection with a change in control.
Performance Vested Equity (PRSUs)
In February 2021 and 2022, PRSUs were awarded subject to performance-based vesting following a three-year measurement period, 2021-2023 and 2022-2024, respectively. At the end of the period, two metrics shall be measured to determine vesting. An executive officer may vest in awards related to either, one or both metrics, depending on the Company performance. In order to receive any vesting under the PRSUs, the Company needs to perform at a minimum level of performance, which is the threshold. The two metrics for the performance grants are:
•Total Shareholder Return (“TSR”) compared to KRX KBW Nasdaq Regional Banking Index (KRX)
•Return on Average Assets (“ROAA”) based on the KRX
PRSUs will vest based on the Company’s ranking for each metric relative to the KRX and can range from 50% at threshold to 150% at maximum depending on performance. The measures for both metrics and the payout ranges are:

Measures	Weight	Threshold	Target	Stretch/ Maximum
Total Shareholder Return ("TSR")	50.00%	Median	62.5 Percentile	75 Percentile
Return on Average Assets (“ROAA”)	50.00%	Median	62.5 Percentile	75 Percentile
Payout Range (% of Target)	100%	50%	100%	150%
If the metric does not reach threshold performance (i.e. median of the KRX ROAA or TSR), PRSUs for that metric will not vest. If only the threshold is met for a metric, then 50% of the award shall become vested. If the maximum is met for a metric, then 150% of the target award shall become vested (with points in between measured on a straight-line interpolation).
Metric performance will be calculated and PRSUs vest no later than March 31 of the year following the performance period (i.e. 2023 for the 2020 awards, or 2024 for the 2021 award), or as soon thereafter as data is available. An executive must be employed by the Company on December 31 of the last year of the relevant performance period, in order to vest in shares underlying a PRSU, except in the event of death, disability, retirement or a qualifying termination in connection with a change in control.
The Compensation Committee concluded that the target goals are reasonably achievable with good performance and are sufficiently challenging but not overly difficult. The Long Term Incentive Plan does not include unlimited upside for exceeding goals, as there is a maximum award tied to each metric.
The Compensation Committee retains the authority to make adjustments to applicable targets and calculations in the event of extraordinary circumstances, such as an economic downturn arising from force majeure events, such as COVID-19.
Summary of Time Vested Equity and Performance Vested Equity (PRSUs)
Target LTIP share amounts awarded were determined as a multiple of salary divided by the closing price on the date of grant with 50% awarded as time-vested restricted stock and 50% awarded as PRSUs. The LTIP is subject to the Company’s Clawback Policy.
Time-vested restricted stock and PRSUs were issued to our executive officers in February 2021 based on 2020 performance as set forth below:

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Name	2021 LTIP as a % of 2020 Salary	2021 LTIP ($)(1)	Time Vested Restricted Stock	PRSUs (at Target)
Susan G. Riel	250%	$2,000,000	21,021	21,021
Charles D. Levingston	90%	375,763	3,949	3,949
Antonio F. Marquez	130%	662,784	6,966	6,966
Lindsey S. Rheaume	100%	421,656	4,431	4,431
Janice L. Williams	130%	663,187	6,970	6,970
(1)     Value based on closing price the day of grant, which was $47.57 per share. In the Summary Compensation Table, 50% of the PRSUs awarded are market performance with an estimated value based on a Monte Carlo valuation methodology.

Time-vested restricted stock and PRSUs were issued to our executive officers in February 2022 based on 2021 performance as set forth below:

Name	2022 LTIP as a % of 2021 Salary	2022 LTIP ($)(1)	Time Vested Restricted Stock	PRSUs (at Target)
Susan G. Riel	250%	$2,000,000	16,722	16,722
Charles D. Levingston	80%	334,011	2,792	2,792
Antonio F. Marquez	130%	662,784	5,541	5,541
Lindsey S. Rheaume	100%	421,656	3,525	3,525
Janice L. Williams	130%	663,187	5,545	5,545
(1)     Value based on closing price the day of grant, which was $59.80 per share. 50% of the PRSUs awarded are market performance based with an estimated value based on a Monte Carlo valuation methodology.

We note that under the SEC rules the equity awards made in 2022 for performance in 2021 are not reflected in the Summary Compensation Table in this proxy statement, but will be reflected in next year’s proxy statement regarding 2022 compensation as they were granted in that year.
2019 – 2021 PRSUs
The PRSUs granted February 11, 2019 contained the following metrics, potential performance payout and our actual results:

Measures	Weight	Threshold	Target	Stretch/ Maximum	Actual Results
Average Annual Earnings Per Share	50.00%	75% of Budget	100% of Budget	125% of Budget	104.8% of Budget
Average Annual Net Interest Margin	50.00%	Median of KRX	62.5 Percentile of KRX	75 Percentile of KRX	53rd Percentile
Payout Range (% of Target)	100%	50%	100%	150%	94.8%

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The PRSUs granted February 11, 2019 vested and shares were paid out on February 14, 2022 at a fair market value of $59.80 per share as follows:

Name	Performance Measure	Shares Awarded at Target	Award Level Payout	Award Level % Payout	Share Payout	Award Payout vs. Target (%)
Susan G. Riel	Average Annual Earnings Per Share	3,668	Target to Stretch/Maximum	104.8%	3,844	94.8%
	Average Annual Net Interest Margin	3,668	Threshold to Target	84.8%	3,110
Charles D. Levingston	Average Annual Earnings Per Share	1,687	Target to Stretch/Maximum	104.8%	1,768	94.8%
	Average Annual Net Interest Margin	1,687	Threshold to Target	84.8%	1,431
Antonio F. Marquez	Average Annual Earnings Per Share	2,739	Target to Stretch/Maximum	104.8%	2,870	94.8%
	Average Annual Net Interest Margin	2,739	Threshold to Target	84.8%	2,323
Lindsey S. Rheaume	Average Annual Earnings Per Share	2,086	Target to Stretch/Maximum	104.8%	2,186	94.8%
	Average Annual Net Interest Margin	2,085	Threshold to Target	84.8%	1,768
Janice L. Williams	Average Annual Earnings Per Share	2,755	Target to Stretch/Maximum	104.8%	2,887	94.8%
	Average Annual Net Interest Margin	2,754	Threshold to Target	84.8%	2,335

Supplemental Executive Retirement Plan ("SERP")
The Company also provides certain of its executive officers, including all of the named executive officers, with a supplemental retirement benefit, with benefits payable well into retirement years, in order to provide a retention incentive through multi-year vesting. The SERP provides for a lifetime retirement benefit utilizing annuities as a funding source. The primary impetus for utilizing annuities is a substantial savings in compensation expense for the Bank as opposed to a traditional SERP. The target retirement age for the benefit is 67, with reduced benefits prior to age 67. Please refer to the discussion accompanying the Summary Compensation Table and Pension Benefits for additional information regarding the SERP.
The Bank adopted SERPs for certain senior executives, including all of the named executive officers.
401(k) Plan
Our 401(k) plan allows all officers and employees of the Company working 1,000 hours or more in a calendar year to defer a portion of their compensation, and provides a match of up to 4% of their base salaries, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, all employees receive the same percentage match.
Health and Welfare Benefits
We provide health benefits to our executive officers, including the named executive officers, on the same basis as all of our full-time employees. These benefits include medical and dental benefits, short term and long term disability insurance, and basic life insurance coverage. The Company offers additional life insurance coverage to its executive officers and also provides long term care insurance coverage to eligible directors and executive officers. We design our employee benefits programs to provide choice and to be affordable and competitive in relation to the market, and to be compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

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The Compensation Committee believes our current executive compensation policies and practices are effective in advancing our long term strategic plan, reasonable in relation to our compensation peer group and responsible in encouraging the named executive officers to work for meaningful shareholder returns without taking unnecessary or excessive risks.
Employment, Non-Compete and Severance Arrangements
Each of our named executive officers has an employment agreement, which provides for payments upon a change in control of the Company under a pure double trigger. Under her employment agreement, the CEO is also entitled to a severance payment upon her retirement. Each named executive officer is also party to a non-compete agreement, which provides for payments following termination without cause or in connection with a change in control, which payments are contingent on compliance with the non-competition, non-solicitation and noninterference provisions of the agreement following such termination. None of these agreements provide tax gross-ups. These agreements are described in detail under “Employment and Non-Compete Agreements” following the Summary Compensation Table. The Committee believes that the agreements provide continuity of executive management and employment security, which is conducive to maximum employee effort and valuable protections for the Company and its executive officers.
Chairman Arrangements
As described above under “Board Leadership”, in 2019, Mr. Pozez became Chair of the Board and the Bank and took on increased responsibilities. As a result, the Company, the Bank and Mr. Pozez entered into a Chairman Compensation Agreement, dated as of May 31, 2019 and amended and restated as of December 31, 2019, governing his compensation for service as Chairman of the Board of Directors of the Company and the Bank. Under his amended and restated agreement, Mr. Pozez is currently entitled to an annual retainer of $1,035,000 (subject to automatic increases by an amount not less than 5% of the preceding year’s retainer, as determined by the Compensation Committee). Under the Chairman Compensation Agreement, Mr. Pozez was also entitled to receive an award of shares of restricted stock having a value of $1,937,500 as of the award date, which award was made on February 10, 2020. His award vests in three substantially equal installments commencing on the first anniversary of the date of grant. Due to an oversight, an award of restricted stock with a value of $705,206 that was promised under his original agreement was not granted in 2019, and, upon realizing the error, the Compensation Committee took action on March 27, 2020 to grant him the award with a grant date of April 2, 2020. This award vests in three substantially equal installments commencing on the first anniversary of the date of grant with acceleration of delivery upon his ceasing to be a member of the Board of both the Company and the Bank for any reason. The agreement provides that the Compensation Committee does not intend to make any additional equity awards to Mr. Pozez prior to 2023; however, Mr. Pozez may receive future equity awards as the Compensation Committee determines in its sole discretion. Mr. Pozez is also eligible to participate in any life, disability, health or other insurance benefits as the Company or Bank may make available to non-employee directors, on the same terms and conditions as other non-employee directors. The agreement will terminate if Mr. Pozez is not reelected or appointed to the Board of Directors, if he is removed as a director or as Chairman, or if he is not reappointed as Chairman. If the agreement is terminated following a change in control then Mr. Pozez would, subject to execution, delivery and irrevocability of an appropriate release, be entitled to receive a lump sum cash payment equal to 1.99 times the sum of his then current annual compensation and an additional amount intended to approximate his target equity award value for the year in which termination occurs (deemed to be $945,000 in 2020, and 105% of the preceding year’s value in each subsequent year, the “Equity Award Value”), subject in certain cases to limitations to avoid the imposition of certain excise taxes. The agreement contains non-competition, non-solicitation, noninterference and non-disparagement provisions which are applicable during the term of the agreement and for a period of two years from the date of termination of the agreement.
The Company, the Bank and Mr. Pozez are also parties to an Amended and Restated Non-Compete Agreement, dated as of December 31, 2019. Mr. Pozez’s non-compete agreement provides that in the event of certain terminations of his service as Chairman following a change in control, as defined in his Chairman Compensation Agreement, and subject to his timely signing and delivering of a General Release and Waiver and subject to his continued compliance with the non-competition provisions of the non-

Eagle Bancorp, Inc.	39	2022 Proxy Statement

compete agreement, the Company and Bank shall, for one year following the date on which the release requirement is met, is executed and delivered to the Bank, continue to pay Mr. Pozez monthly in arrears, compensation at the rate being paid as of the termination date, together with an additional amount equal to one-twelfth of the then-current Equity Award Value as of the termination date, for each month of the period during which the officer is in full compliance with the provisions of the agreement. Mr. Pozez agrees that for a period of one year following his termination as Chairman, he will not, directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any financial services enterprise engaged in the business of offering retail customer and commercial deposit accounts and/or loan products.
The Compensation Committee granted Mr. Pozez a cash bonus of $1.2 million and accelerated the vesting of the last tranche of his 2020 restricted stock grants in February 2022 in recognition of his role in the Company’s settlement of the shareholder derivative and class action litigations, assistance with loan portfolio management and contribution to the Company’s strong financial results in 2021.

CEO Pay for Performance
We operate in a highly dynamic business environment, which has been and continues to be characterized by rapidly changing market and customer trends, regulatory changes and requirements, as well as increased expectations from shareholders for meaningful growth without excessive risk taking. To succeed in this environment, our senior leadership must be able to continually refine and enhance products and services; respond to competitive challenges in our markets; attract, satisfy and retain customers; and demonstrate an ability to quickly identify and capitalize on business opportunities.
In establishing our CEO’s compensation, we seek to motivate and reward the achievement of our annual and longer term financial and strategic objectives, and to align the CEO’s compensation with our shareholders’ long term interests. Accordingly, the Compensation Committee focuses on using incentive compensation with long term Company performance implications as a key element of the CEO’s total direct compensation opportunity. By focusing on performance-based pay opportunities tied to specific performance goals, the Compensation Committee seeks to ensure the CEO’s pay is aligned with Company performance and the value provided to our shareholders. The compensation plan rewards the CEO if the Company’s performance is exceptional compared to its peer group with the ability to earn at the higher end of the payouts under the SEIP and receive share awards of restricted stock and PRSUs under the Long Term Incentive Plan. The value of the awards and stock ownership will change based on the stock performance of the Company.

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CEO Pay - Change in Base Salary and Payouts % of SEIP and Equity Awards
	2019	2020	2021
CEO change in Base Salary(1)	NA	10%	—%

CEO SEIP payout as a percent of target:
- Unadjusted	85%	74%	144%
- Actual payout(2)	85%	48%	144%

CEO PRSU payout as a percent of target(3)	50%	115%	95%
(1)For 2019, NA is shown as the CEO, Ms. Riel, was appointed March 20, 2019. In 2021, salaries for the CEO and the other NEOs were frozen at 2020 level.
(2)The 2020 SEIP (awarded in Feb 2021) was adjusted to reduce payout to the CEO and the other NEOs by 35%.
(3)PRSUs are for the three years ended 2019, 2020 and 2021.

In the above table, The rationale for reducing the 2020 SEIP compensation award and freezing salaries of the CEO and other NEOs was that the impact of COVID-19 and the response of the federal government impacted the results of the Company in a manner that allowed the achievement of certain performance goals, for which we budgeted, in a manner that was not anticipated and not in sync with the wider economic environment.

CEO Pay Ratio
As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of Ms. Riel, our President and Chief Executive Officer, to our median employee.
To determine the annual total compensation of our CEO and our median employee we note that:
•We used the same median employee that we had identified in 2019, since there had been no change in our employee population or employee compensation arrangements that we reasonably believed would result in a significant change to the pay ratio disclosure. We identified the median employee by calculating the total cash compensation of all persons who were employed by us as of year-end 2019, including full time and part time employees.
•For determining our median employee, we consider regular pay for salaried and hourly employees, overtime, and taxable cash benefits, including cash incentive payments and auto allowances, and referral fee income for 2019, as reflected by our internal payroll records. We did not consider non-taxable compensation in selecting the median employee. We make annualizing adjustments to the compensation of full time employees who join us mid- year. We then ranked the 2019 compensation received by all of the employees in our employee population, other than our CEO, to determine our median employee.
•For 2021, for the same median employee, we calculated 2021 annual total compensation in the same manner as our named executive officers’ compensation is determined for purposes of the Summary Compensation Table.
Based on this methodology, we determined that:
•The annual total compensation of our median employee was $92,125.
•The annual total compensation of Ms. Riel, our President and Chief Executive Officer, as reflected in the Summary Compensation Table, was $5,491,034.
•The ratio of Ms. Riel’s total compensation for 2021 to that of the median employee was 60 to 1.

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Readers should note that because different companies may determine their median employee based on different factors and using different adjustments, assumptions or exclusions, our pay ratio may not be comparable to the pay ratio disclosed by other companies.

Executive Compensation Process
The Role of the Compensation Committee
The Compensation Committee, among its other responsibilities, establishes the overall compensation philosophy and reviews and approves the executive compensation program, including the specific compensation of our executive officers, including the named executive officers. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers.
The Committee considers information from its compensation consultant and legal counsel, as well our Human Resources department, to formulate recommendations with respect to specific compensation actions. The Compensation Committee makes all final decisions regarding compensation, including base salary levels, target bonus opportunities, actual bonus payments and equity awards for employees with a title of Executive Vice President and above. The Compensation Committee meets on a regularly scheduled basis and at other times, as needed.
The Compensation Committee regularly conducts a review of the executive compensation program to assess whether our compensation elements, actions and decisions (i) are aligned with our vision, mission, values, corporate goals and compensation philosophy, (ii) provide appropriate short term and long term incentives for our executive officers and (iii) are competitive with the compensation of the executives in comparable positions at the companies with which we compete for executive talent.
As part of this process, the Compensation Committee takes into consideration the CEO’s recommendations for NEOs other than the CEO and a competitive market analysis prepared by its independent compensation consultant. In the course of its deliberations, the Compensation Committee also considers competitive positioning, internal equity and our corporate and individual achievements against one or more short term and long term performance objectives. The Compensation Committee considers all of this information in light of their individual experience, knowledge of the Company, knowledge of the peer companies, knowledge of each named executive officer and business judgment in making decisions regarding executive compensation and our executive compensation program.
As part of this process, the Compensation Committee also evaluates the performance of the CEO each year and makes all decisions regarding the CEO’s base salary adjustments, bonus payments and equity awards. The CEO is not present during any of the deliberations regarding the CEO’s own compensation.

The Role of Our Compensation Advisor
The Compensation Committee has engaged the services of Newcleus Compensation Advisors ("Compensation Advisors") its independent advisor on matters of executive and board compensation (the “Engagement”). Compensation Advisors reports directly to the Committee and provides no other remunerated services to the Company or any of its affiliates. The Company has affirmatively determined that no conflicts of interest exist between the Company and Compensation Advisors or any individuals working on the Company’s account on Compensation Advisors’ behalf. In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by Compensation Advisors:
•During 2021, Compensation Advisors provided no services to and received no fees from the Company other than in connection with the Engagement;

Eagle Bancorp, Inc.	42	2022 Proxy Statement

•Compensation Advisors has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;
•There are no business or personal relationships between Compensation Advisors and any member of the Compensation Committee other than in respect of (i) the Engagement, or (ii) work performed by Compensation Advisors for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;
•No employee of Compensation Advisors owns any stock of the Company; and
•There are no business or personal relationships between Compensation Advisors and any executive officer of the Company other than in respect of the Engagement.
The Role of Management
Input from the CEO is considered by the Compensation Committee regarding the criteria to be used to determine base salary, bonuses and other benefits for named executive officers other than the CEO. Although input from the CEO is considered by the Compensation Committee, the Compensation Committee exercises final authority on compensation matters for all named executive officers.

Competitive Positioning
In making compensation decisions, the Compensation Committee considers the profitability and relative performance of the Company, as well as the intangible value and performance of the Company’s management team. In this review, the Compensation Committee seeks to evaluate executive pay in a manner that ensures future compensation arrangements for the selected executive officers are compliant with regulatory practices, competitive in the marketplace and reflective of the Company’s performance and culture. In this process, the Compensation Committee, with the assistance of the compensation advisor, selects a custom peer group of publicly-traded banks and bank holding companies, and may review other survey data, to help in the review and establishment of executive compensation arrangements.
The 2021 peer group contains 18 public banks with assets from $7.8 billion to $29.3 billion. Our proxy peer group was selected based on several factors, including asset size, market capitalization, loan mix and portfolio content, and market size. There were five institutions added and six institutions dropped. The five institutions added were all located in or serving large markets with a focus on commercial real estate loans and commercial & industrial loans. We believe these additions are more comparable to the Company, as the Company is based in and operates in a major metropolitan market with a focus on commercial real estate loans and commercial & industrial loans. The six institutions dropped were all located in or serving small-to-medium sized markets, except for one institution that was sold.

Our Proxy Peers
Atlantic Union Bankshares Corporation	Independent Bank Group, Inc.
Berkshire Hills Bancorp, Inc.	Lakeland Bancorp, Inc.
Brookline Bancorp, Inc.	OceanFirst Financial Corp.
ConnectOne Bancorp, Inc.	Provident Financial Services, Inc.
CVB Financial Corp.	Sandy Spring Bancorp, Inc.
Dime Community Bancshares, Inc.	Tompkins Financial Corporation
First Busey Corporation	United Bankshares, Inc.
Flushing Financial Corporation	Veritex Holdings, Inc.
Independent Bank Corp.	WSFS Financial Corporation

Eagle Bancorp, Inc.	43	2022 Proxy Statement

Eagle Bancorp Peer Group Performance

	Institution (City, State)	Ticker	ROAE (%)	ROAA (%)	Net Interest Margin (%)	Efficiency Ratio (%)	NPAs/ Assets (%)	Core EPS Growth (%)	Net Charge-offs/ Avg Loans (%)
			2021Y	2021Y	2021Y	2021Y	2021Y	2021Y	2021Y
1	Atlantic Union Bankshares Corporation (Richmond,VA)	AUB	9.68	1.32	3.15	59.46	0.16	70.85	0.01
2	Berkshire Hills Bancorp, Inc. (Boston,MA)	BHLB	10.18	0.98	2.60	63.41	0.32	NM	0.28
3	Brookline Bancorp, Inc. (Boston,MA)	BRKL	11.93	1.35	3.49	52.56	0.39	151.12	0.08
4	ConnectOne Bancorp, Inc. (Englewood Cliffs,NJ)	CNOB	12.95	1.69	3.66	38.15	0.76	50.10	0.03
5	CVB Financial Corp. (Ontario,CA)	CVBF	10.30	1.39	2.95	39.38	0.04	19.85	0.04
6	Dime Community Bancshares, Inc. (Hauppauge,NY)	DCOM	8.96	0.86	3.15	NA	0.33	42.26	0.10
7	First Busey Corporation (Champaign,IL)	BUSE	9.32	1.04	2.49	62.39	0.17	21.57	0.03
8	Flushing Financial Corporation (Uniondale,NY)	FFIC	12.61	1.00	3.24	57.89	0.19	88.75	0.05
9	Independent Bank Corp. (Rockland,MA)	INDB	6.35	0.82	3.02	64.32	0.14	15.90	0.01
10	Independent Bank Group, Inc. (McKinney,TX)	IBTX	8.86	1.21	3.13	50.96	0.31	4.07	0.06
11	Lakeland Bancorp, Inc. (Oak Ridge,NJ)	LBAI	11.95	1.19	3.13	54.18	0.21	67.40	0.04
12	OceanFirst Financial Corp. (Red Bank,NJ)	OCFC	7.33	0.95	2.92	63.07	0.16	73.58	-0.01
13	Provident Financial Services, Inc. (Jersey City,NJ)	PFS	10.03	1.26	2.98	53.95	0.41	44.53	-0.04
14	Sandy Spring Bancorp, Inc. (Olney,MD)	SASR	15.48	1.83	3.55	48.38	0.40	84.57	0.11
15	Tompkins Financial Corporation (Ithaca,NY)	TMP	12.32	1.12	2.96	62.16	0.40	19.84	0.12
16	United Bankshares, Inc. (Charleston,WV)	UBSI	8.36	1.35	3.06	54.94	0.36	8.22	0.05
17	Veritex Holdings, Inc. (Dallas,TX)	VBTX	11.01	1.50	3.24	45.96	0.51	59.10	0.34
18	WSFS Financial Corporation (Wilmington,DE)	WSFS	14.69	1.82	3.23	59.91	0.21	152.76	0.20
	25th Percentile		9.05	1.01	2.96	62.16	0.40	19.85	0.11
	50th Percentile		10.24	1.24	3.13	54.94	0.32	50.10	0.05
	75th Percentile		12.23	1.38	3.24	50.96	0.18	73.58	0.03
	95th Percentile		13.47	1.73	3.51	43.33	0.15	113.70	0.00
	Eagle Bancorp, Inc. (Bethesda,MD)	EGBN	13.54	1.49	2.81	40.9	0.26	28.15	0.18
	Percentile Rank (includes Eagle)		90th	82nd	10th	92nd	56th	33rd	13th
	Ranking (includes Eagle)		3	5	17	3	9	12	16
Source: Newcleus Compensation Advisors
NM - not meaningful.

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Other Compensation Policies
Clawback Policy
The Board of Directors has adopted a policy relating to the recovery of incentive compensation paid to executive officers in the event of certain restatements of our financial statements. Under this policy, the Board of Directors will seek to recover incentive compensation from an executive officer in the event of a financial restatement to correct material errors, if: (a) the executive officer’s incentive compensation during the prior three years is greater than it would have been if the Company’s financial statements had reflected the financial restatement, (b) the Committee determines in its discretion that the executive officer engaged in fraud or misconduct that caused or materially contributed to the financial restatement, and (c) the Committee, in its sole discretion, determines that is in the best interests of the Company and its shareholders to seek to recover the compensation.
Robust Stock Ownership Guidelines
The Company has adopted a policy requiring that our executive officers and directors own, directly or indirectly, shares of our common stock having a value as follows:
•CEO: 3 times base salary
•Directors: 3 times annual retainers and committee fees
•Executive Officers: 2 times base salary
The persons subject to this requirement have five years after commencing service to attain the requisite ownership levels. Shares associated with our time-vested restricted stock awards (whether or not vested) count towards the holding requirement, but shares underlying unvested PRSUs do not count.
All executive officers and directors required to be in compliance with the ownership guidelines were in compliance.
Anti-hedging/Anti-pledging Policies
The Company has adopted a policy prohibiting our executive officers and directors from engaging in any hedging of the Company’s common stock, including buying or selling puts or calls, short sales, or any other hedging transaction. The Company currently does not have any policy prohibiting the hedging of the Company’s common stock that applies to its employees other than its executive officers.
The Company’s policy also limits the ability of directors and executive officers to pledge Company common stock that they own. The policy limits pledging to one-half of the number of shares owned by such person for purposes of the Company’s ownership guidelines, and limits the value of such pledged shares to 25% of the director’s or executive officer’s net worth.
Executive Perquisites
We do not provide any significant perquisites or other personal benefits to our executive officers other than those outlined in the Summary Compensation Table; our executive officers participate in our health and welfare benefit programs on the same basis as all of our employees.
No Tax ‘‘Gross-Ups’’ or Payments
We do not provide any “gross-ups” or tax payments in connection with any cash or equity compensation element or any excise tax “gross-up” or tax reimbursement in connection with any change in control payments or benefits.
Timing and Pricing of Equity Awards
Equity compensation awards for named executive officers and employees are generally approved in the first quarter of each year. Awards may be made periodically for new hires during the year. Awards are based on a number of criteria including the Company’s performance, the relative ranking of the employee within the Company and his or her specific contributions to the success of the Company.

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The grant date is established when the Compensation Committee approves the grant. We set the exercise price for our stock as the closing price on the grant date. Our equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation.
Prohibit Re-Pricing or Exchange
Our equity based compensation plans do not permit re-pricing or exchange of underwater options without shareholder approval.
No Guaranteed Minimum Bonus
Our SEIP does not guarantee any minimum bonus to executive officers.

Risk Assessment of Incentive Compensation Programs
In setting compensation, the Compensation Committee also considers the risks to the Company’s shareholders and the achievement of our goals that may be inherent in our compensation programs. Although a significant portion of some employees’ compensation is performance-based and “at-risk,” we believe our compensation program is appropriately structured and does not pose a material risk to the Company. The Compensation Committee receives feedback from the Chief Risk Officer identifying any risks associated with any named executive officer compensation plans and other employee incentive compensation plans. The report below outlines our process and the steps taken to mitigate any risks that were uncovered in our discussions.

Executive Compensation Plan
Our Chief Risk Officer has reviewed the 2021 SEIP and LTIP and the other 2021 Incentive Plans, and concluded that the incentive compensation arrangements appropriately balance risk and reward, are compatible with effective controls and risk management, and are supported by strong corporate governance, including active and effective oversight by the Board of Directors. The Chief Risk Officer's review considered the incentive plan mix, regulatory guidance pertaining to incentive compensation, design features (including clawback provisions), metrics and targets/thresholds, goal setting, corporate governance protocols and key controls. This feedback was provided to the Compensation Committee. The conclusions were based on the following:
•The SEIP is a formal performance-based plan in which the Compensation Committee is deeply involved. The Board of Directors establishes Company- wide goals early in the performance year through approval of the budget, and communicates these performance goals to the Compensation Committee for their review and approval. The 2021 SEIP used Company performance as compared to the established 2021 goals. The Compensation Committee is active in setting and approving the Company-wide goals each year. The Compensation Committee also has the ability to make certain discretionary adjustments to payouts under the SEIP as it may deem appropriate.
•The LTIP is a long term performance based equity compensation plan. The LTIP consists of two components, a time-vested award and a performance based award. The Compensation Committee has the discretion to modify final grants as necessary to ensure an appropriate reflection of the Company’s performance and circumstances. The Compensation Committee establishes broad performance goals against budget and third party performance as measured against one or more publicly available industry indices. Once these are presented to the Compensation Committee, the Compensation Committee will discuss and approve, or revise the goals for all named executives.

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•When setting actual officer-specific Company goals, we consider not only our annual budget, but also our strategic initiatives, peer performance and individual goals, which we believe mitigate the risk and keeps executives focused on the long-term success of the Company. The Compensation Committee reviews the individual performance evaluations of named executives each year, not only to determine final award payouts, but also to discuss developmental opportunities for our named executives. In addition, incentives are predicated on satisfactory regulatory reviews as well as individual performance.
•We believe that target and target plus awards are reasonable and competitive based on market research that was provided by our compensation consultant. We also pay out on a pro-rata basis for actual performance results that fall in between threshold, target and target plus levels but not above the established caps. We believe this reduces the likelihood of an executive misstating numbers to reach the next award level or withholding information to count toward the next performance year.
•The Company's Clawback Policy also permits the Company to recover incentive compensation in the event that an executive officer’s misconduct materially contributed to the need for a financial restatement to correct material errors.
The individual named executive officer employment agreements, which have previously been reviewed and approved by the Compensation Committee, provide for the payment to each named executive officer of base salaries, certain insurance benefits, car allowances, and eligibility for participation in our incentive plans, equity compensation plans and other compensation programs we may adopt, as well as certain benefits and payments upon termination or a change in control. None of the agreements provides for any specific mandatory variable or incentive pay, or any other conditional compensation. As such, the Compensation Committee believes that none of such agreements present any material threat to our capital or earnings, encourage taking undue or excessive risks, or encourage manipulation of financial data in order to increase the size of an award. The 2021 SEIP uses five Company-wide goals.

Non-Executive Compensation Plan
Our Chief Risk Officer also reviewed the 2021 incentive programs in which employees who are not executive officers participate and provided analysis and conclusions to the Compensation Committee. These incentive plans are more business-line specific, and generally include cash incentives based on individual or team performance, residential loans closed (such loans are subsequently sold), collection of loan fees, generation of qualified referrals, establishment of deposit relationships, and other activities that are beneficial to furthering the Company’s businesses. The nature of these incentives significantly limits or avoids risk to the Company.
It was concluded that these incentive compensation arrangements appropriately balance risk and reward, are compatible with effective controls and risk management, promote appropriate sales practices and are supported by strong corporate governance, including active and effective oversight by the Compensation Committee. The Chief Risk Officer considered the incentive plan mix, metrics and targets/thresholds, design features, goal setting, and corporate governance protocols and controls. The following incentive compensation plans were reviewed:
•Under our commercial lending incentive plans, certain employees are compensated with cash incentives for qualifying loans, deposits and other business they produce. A portion of the potential compensation under these plans is tied to individual and/or team performance and paid on an annual basis. There are also components, such as the collection of loan fees and the expansion of existing, or the establishing of new, customer deposit accounts, that are paid quarterly. We believe intrinsic features of these plans and commercial nature of our business protects us against unnecessary risk taking, including the plan modifier that reduces or eliminates incentive payouts when asset quality measures decline or fall below minimum acceptable levels and for unacceptable sales practices.

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•Under the Senior Market Executive Incentive Plans, the incentive awards for CRE and C&I lending are based on total fees collected, and are paid on a quarterly basis. Quarterly loan fee incentive payments are paid at 75%, with the remainder paid in conjunction with the annual incentive awards. Fee calculations are capped, although fee amounts in excess of cap is included for aggregation purposes. Because the incentive awards are based on fees booked, the risk to the Company is substantially reduced.
•Under the Residential Lending Operations Incentive Plan, there is an incentive program for loan processors, loan closers, and underwriters. Loan processors and loan closers are paid for each loan closed. Underwriters are paid for each loan dispositioned, regardless of the decision made.
•Under the Insurance Sales and Investment Advisory Services Introduction Incentive Plans, employees are compensated with cash incentives for qualified referrals that are consented to by customers.
All of our incentive plans call for the employee to be in good standing with no adverse written performance documentation. Once an employee receives adverse written documentation for performance, the employee is ineligible to receive incentive payments for a minimum of 90 days.
Residential mortgage loan officers are generally compensated based on loan production. There are separate agreements with each mortgage loan officer outlining his/her individual compensation package.

Compensation Committee Report
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021.

Members of the Compensation Committee
A. Leslie Ludwig, Chair
James A. Soltesz	Benjamin M. Soto
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables
The following tables sets forth a comprehensive overview of the compensation for Ms. Riel, the President and Chief Executive Officer of the Company; Mr. Pozez, the Executive Chairman of the Company; Mr. Levingston, the Chief Financial Officer of the Company; and the three most highly compensated executive officers of the Company. The Summary Compensation Table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2021 Employee Stock Purchase Plan.

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Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensat-ion (3)	Change in Pension Value and Non-Qualified Deferred Compensat-ion Earnings (4)	All Other Compensation (5)	Total
Susan G. Riel, President & CEO of Company and Bank	2021	$800,000	$100,000	$1,903,141	$2,600,000	$219	$87,674	$5,491,034
	2020	$800,000	$100,000	$1,722,852	$861,001	$38,842	$86,601	$3,609,296
	2019	$690,449	$100,000	$818,111	$1,387,510	$41,316	$90,670	$3,128,056
Charles D. Levingston, EVP; CFO of Company and Bank	2021	$417,514	$—	$357,527	$626,271	$123,394	$22,658	$1,547,364
	2020	$417,514	$—	$400,468	$223,785	$20,700	$21,800	$1,084,267
	2019	$383,040	$—	$376,268	$237,482	$—	$30,241	$1,027,031
Antonio F. Marquez, SEVP; President of Commercial Banking	2021	$509,834	$—	$630,667	$892,210	$60,700	$30,228	$2,123,639
	2020	$509,834	$100,000	$638,808	$378,628	$56,224	$29,370	$1,712,864
	2019	$463,485	$100,000	$610,907	$343,876	$52,021	$39,779	$1,610,068
Norman R. Pozez, Executive Chairman of Company and Bank	2021	$—	$1,200,000	$—	$—	$—	$1,094,858	$2,294,858
	2020	$—	$—	$2,642,661	$—	$—	$1,026,608	$3,669,269
Lindsey S. Rheaume, EVP, CLO-C&I of Bank	2021	$421,656	$—	$401,165	$632,484	$73,167	$30,221	$1,558,693
	2020	$421,656	$75,000	$389,106	$226,000	$66,749	$29,363	$1,207,874
	2019	$409,375	$75,000	$465,150	$244,026	$60,776	$27,996	$1,282,323
Janice L. Williams, SEVP–CCO of Bank	2021	$510,144	$100,000	$631,029	$892,752	$118,346	$23,221	$2,275,492
	2020	$510,144	$100,000	$642,369	$378,859	$109,619	$22,363	$1,763,354
	2019	$466,098	$—	$614,364	$299,390	$101,423	$27,094	$1,508,369
(1)For all but Mr. Pozez, represents portion of retention bonus paid in calendar year indicated. For Mr. Pozez, represents the cash award granted to him by the Compensation Committee for performance in 2021.
(2)The per-share grant date fair value for PRSUs granted in 2021 with respect to 2020 performance with non-market-based performance conditions was equal to the closing price of the common stock on the date the shares were granted, or $47.57. The per-share grant date fair value for PRSUs granted in 2021 with market-based performance conditions is estimated based on the use of a Monte Carlo valuation methodology, which resulted in a per-share grant date fair value of $38.36. The grant date fair value for PRSUs granted is based on the probable outcomes of the performance conditions as determined in accordance with FASB ASC Topic 718. The grant date fair value of the PRSUs granted in 2021, assuming the highest level of performance conditions is met, would have been $1,354,758 for Ms. Riel, $284,733 for Mr. Levingston, $448,941 for Mr. Marquez, $285,574 for Mr. Rheaume and $449,199 for Ms. Williams.
For time-vested restricted stock, fair value is based on the Company’s closing price on the date of grant. For awards that are performance-based, compensation expense is recorded based on the probability of achievement of the goals underlying the grant. See Note 17 – Stock-Based Compensation in our 2021 Form 10-K.
(3)Reflects amounts awarded under the Company’s Senior Executive Incentive Plan. Amounts shown are based on performance in the year indicated and are paid in the following year.
(4)Represents the value of the increase in the named executive officer’s accumulated benefit under such officer's SERP, assuming normal retirement at age 67 and a discount rate of 4.5%. Amounts reflected in this column are not currently payable to the named executive officers and are not considered for purposes of determining the identities of the named executive officers. Please refer to the discussion under the caption “SERPs” below, and to the Pension Benefits table below for additional information about the SERPs.
(5)For NEOs other than Mr. Pozez, other compensation reflects the following items: car allowance, insurance premiums, housing, fees earned or paid in cash and 401(k) matching as described in the following table. For Mr. Pozez, other compensation reflects (i) cash fees paid for service as Executive Chairman in accordance with the Chairman Compensation Agreement and (ii) premiums on long term care insurance provided to non-employee directors.

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Breakout of Other Compensation

Name	Year	Car Allowance	Insurance Premiums (1)	Housing	Fees Earned or Paid in Cash	401(k) Matching Contributions	Total All Other Compensation
Susan G. Riel	2021	$18,000	$8,267	$49,807	$—	$11,600	$87,674
	2020	$18,000	$8,267	$49,592	$—	$10,742	$86,601
	2019	$14,538	$20,308	$47,424	$—	$8,400	$90,670
Charles D. Levingston	2021	$9,000	$2,058	$—	$—	$11,600	$22,658
	2020	$9,000	$2,058	$—	$—	$10,742	$21,800
	2019	$9,000	$12,841	$—	$—	$8,400	$30,241
Antonio F. Marquez	2021	$13,000	$5,628	$—	$—	$11,600	$30,228
	2020	$13,000	$5,628	$—	$—	$10,742	$29,370
	2019	$13,000	$18,379	$—	$—	$8,400	$39,779
Norman R. Pozez	2021	$—	$2,858	$—	$1,092,000	$—	$1,094,858
	2020	$—	$2,858	$—	$1,023,750	$—	$1,026,608
Lindsey Rheaume	2021	$12,000	$6,621	$—	$—	$11,600	$30,221
	2020	$12,000	$6,621	$—	$—	$10,742	$29,363
	2019	$12,000	$7,596	$—	$—	$8,400	$27,996
Janice L. Williams	2021	$9,000	$2,621	$—	$—	$11,600	$23,221
	2020	$9,000	$2,621	$—	$—	$10,742	$22,363
	2019	$9,000	$9,694	$—	$—	$8,400	$27,094
(1) Insurance premiums in 2019 include company funded portion.
Supplemental Executive Retirement Plan (SERP)
The Bank adopted SERPs for certain senior executives, including all of the named executive officers.
Under the SERP, upon an executive’s retirement, the Bank will pay a stated monthly payment for the executive’s lifetime. The retirement benefit is tied to a percentage of the executive’s projected average base salary over the five years preceding retirement, assuming retirement at age 67 and a discount rate of 4.5%. The SERP provides that (a) the benefits vest ratably over six years of service to the Bank, with the executive receiving credit for years of service prior to entering into the SERP, (b) death, disability and change- in-control will be deemed to be retirement resulting in immediate vesting, and (c) the monthly amount will be reduced if retirement occurs earlier than age 67 for any reason other than death, disability or change-in-control. The SERP further provides for a death benefit in the event the executive has not received at least 180 monthly installments of supplemental retirement benefits; the death benefit will be based upon an election by the executive for either a lump sum payment or continued monthly installment payments, such that the executive and the executive’s beneficiary have received payment(s) sufficient to equate to a cumulative 180 monthly installments. The benefits to the named executive officers as of December 31, 2021 are as set forth in the following table.

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Name	Title	Percentage of Projected Salary
Susan G. Riel	President and CEO – Company and Bank	35%
Charles D. Levingston	EVP and CFO – Company and Bank	30%
Antonio F. Marquez	SEVP and CLO – Commercial Real Estate (Bank)	25%
Norman R. Pozez	Executive Chairman of Company and Bank	N/A
Janice L. Williams	SEVP and CCO (Bank)	30%
Lindsey S. Rheaume	EVP and CLO – Commercial and Industrial (Bank)	20%

The SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits and comply with Section 409A of the Internal Revenue Code (the “Code”). The Bank has elected to finance the retirement benefits by purchasing annuities that have been designed to provide a future source of funds for the lifetime retirement benefits of the SERP Agreements. The primary impetus for utilizing annuities is a substantial savings in compensation expense for the Bank as opposed to a traditional SERP. For additional information regarding the SERP, please refer to the table under the caption “Pension Plan.”

Employment and Non-Compete Agreements
Mr. Pozez, the Company and the Bank have entered into a Chairman Compensation Agreement, dated as of May 31, 2019 and amended and restated as of December 31, 2019, governing his compensation for his service as Chair of the Board of Directors of the Company and the Bank. The terms of this agreement are described above under the caption “Chairman Arrangements”. His compensation arrangements were not revised in connection with his appointment as Executive Chairman in March 2020. The compensation under Mr. Pozez's Chairman Compensation Agreement is in lieu of all other cash fees for service on the Boards of Directors or any committees of the Company and the Bank.
The Bank and Ms. Riel are parties to an Amended and Restated Employment Agreement, dated as of December 31, 2019, governing her service as President and Chief Executive officer of the Company and Bank. Pursuant to her agreement, Ms. Riel is entitled to a current annual base salary of $800,000, and participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to all officers and employees of the Bank or the Company, including a car allowance of $1,500 per month and a life insurance benefit of $750,000. The compensation under Ms. Riel’s employment agreement is in lieu of all other cash fees for service on the Boards of Directors or any committees of the Company and the Bank. Ms. Riel’s agreement provides if her employment is terminated without cause for reasons other than death, disability or in connection with a change of control (as defined), she would be entitled to payment of health insurance premiums under COBRA for one year, and to continued health and life insurance benefits for three years if the termination is in connection with a change in control.
In the event of the termination of Ms. Riel’s employment as a result of her retirement (as defined) on or after June 30, 2021 (other than pursuant to her voluntary termination following a reduction in title, duties, responsibilities or compensation following a change in control), and subject to execution of an appropriate release, she shall be entitled to receive a lump-sum cash payment of one times her salary at the rate being paid as of the termination date. Ms. Riel would be entitled to 1.99 times the sum of her (a) annual salary at the highest rate in effect during the twelve month period immediately preceding her termination date and (b) cash bonus(es) paid in the most recent twelve months if her employment is terminated without cause (as defined) (i) within one hundred twenty (120) days immediately prior to and in conjunction with a change in control or (ii) within twelve (12) months following consummation of a change in control; or within twelve months following consummation of a change in control, her title, duties and or position have been materially reduced such that she is not in comparable positions in the publicly traded holding company and in the bank (with materially comparable compensation, benefits, contractual terms and conditions and responsibilities and is located within twenty-five (25) miles of her primary worksite) to the position she

Eagle Bancorp, Inc.	51	2022 Proxy Statement

held immediately prior to the change in control, and within thirty (30) days after notification of such reduction she notifies the Bank that she is terminating employment due to such change in her employment unless such change is cured within thirty (30) days of such notice by providing her with a comparable position (including materially comparable compensation and benefits and is located within twenty-five (25) miles of her primary worksite).
Each of the four other named executive officers has an amended and restated employment agreement with the Bank. Each of these officers is also entitled to long term care insurance and to participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to all executive officers and employees of the Bank or the Company. Under each agreement if the officer’s employment is terminated without cause for reasons other than death, disability or in connection with a change in control (as defined), he/she would be entitled to receive continued payment of health insurance premiums under COBRA for one year. In the event of termination of the other named executive officer’s respective employment without cause within 120 days before a change in control, or within 12 months after a change in control, or the reduction in his/her compensation or position or responsibilities, Mr. Levingston, Mr. Marquez, Mr. Rheaume, and Ms. Williams would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) his/her base salary at the highest rate in effect during the 12 months preceding termination, (ii) cash bonuses (incentive plan and discretionary, if any) paid to the officer in the most recent 12 months, as well as three years continuation of health insurance, in each case subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as an “excess parachute payment.”
Ms. Riel and the other named executive officers are also a party to an amended and restated non-compete agreement with the Bank. The non-compete agreements provide that in the event of termination of the officer’s employment by the Bank without “cause” as defined in such officer’s amended and restated employment agreement, including without limitation, in the event of a “change in control” as defined in the officer’s amended and restated employment agreement, or such officer’s resignation following a change in control as provided in the officer’s amended and restated employment agreement (collectively, “Separation”), and subject to the officer timely signing and delivering to the Bank (a) a General Release and Waiver, and such release becoming irrevocable, and (b) continued compliance with the confidentiality and non-competition provisions of the non-compete agreement the Bank shall, for one (1) year following the date on which the release is executed and delivered to the Bank, continue to pay the officer, monthly in arrears, salary at the rate being paid as of the termination date, together with an additional amount equal to one-twelfth of the most recent annual cash bonus (incentive plan and discretionary, if any), if any, for each month of the period during which the officer is in full compliance with the provisions of the agreement.
The non-compete agreements require that for one year after applicable separation, the officer will not, directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any financial services enterprise engaged in the business of offering retail customer and commercial deposit accounts and/or loan products.

Potential Payments Upon Termination or Change in Control
The estimated amounts to which each of the named executive officers would be entitled if he/she were terminated other than for cause by the Company before a change in control as of December 31, 2021 is set forth in column 2 of the table below. Such amounts represent full payment of amounts due under the non-compete agreements, as well as the cost of health care continuation for one year. Ms. Riel is also entitled to a cash payment upon retirement prior to a change in control and Mr. Pozez is entitled to receive accelerated vesting of his April 2, 2020 restricted stock award in the event he ceases to be a director of the Company or the Bank (see footnotes (E) and (F) to column 2 in table below).

Eagle Bancorp, Inc.	52	2022 Proxy Statement

The estimated amounts to which each of the named executive officers other than Mr. Pozez would be entitled to receive upon a termination without cause by the Company or a resignation by the NEO due to adverse changes in employment circumstances in connection with a change in control as of December 31, 2021, are (a) the cash severance payments under the employment agreements and the amount payable under the non-compete agreements, which are collectively set forth in column 3 of the table below, (b) the value of the accelerated equity awards set forth in column 4 of the table below, and (c) the value of the accelerated vesting of benefits under the SERP in column 5. The sum of these three amounts is set forth in column 6. In addition, pursuant to the terms of the Company’s 2016 Stock Plan and 2021 Stock Plan, the named executive officers may voluntarily resign from their positions within 30 days of the first anniversary of the change in control and receive the accelerated vesting on their outstanding equity awards, the estimated value of which is set forth in column 4 of the table below.
While the Company’s general practice is to provide for double trigger acceleration to executive officers upon a change in control, Mr. Pozez holds one outstanding equity award which provides for single trigger acceleration. The estimated value of the acceleration of this award, along with the estimated value of the acceleration of his outstanding equity award containing a double trigger provision, is set forth in column 4 of the table below. In addition, in the event Mr. Pozez is not reelected or appointed to the Board of Directors, he is removed as a director or as Chairman, or he is not reappointed as Chairman following a change in control as of December 31, 2021, Mr. Pozez would receive the cash severance amounts set forth in column (3) below.
Upon death or disability, the named executive officers would be entitled to receive accelerated vesting of their outstanding equity awards, the estimated value of which is reflected in column 4 below.
For the purposes of the analysis below, we have assumed that outstanding PRSUs will be paid out at the target level.
The named executive officers are subject to a modified cutback, so that if such officers would receive “excess parachute payments” within the meaning of Section 280G of the Code upon a change in control, they will only receive whichever of the following two options will yield a greater after-tax benefit: (i) accepting all of the intended payments and paying the excise tax personally, or (ii) waiving the payments over the excise tax threshold such that no excise tax is payable.

1	2	3	4	5	6
		Amounts Payable Upon a Change in Control
Name	Payment Following Termination Without Cause(A)	Cash Payment Upon Termination in Connection with a Change in Control(B)	Value of Equity Awards Accelerated Upon a Change in Control(C)	Value of SERP Vesting Acceleration	Total Amount Payable Upon a Change of Control (Sum of Columns 3, 4, & 5)(D)
Susan G. Riel	$1,678,797(E)	$5,019,603	$4,999,096	$0	$10,018,699
Charles D. Levingston	$663,258	$1,983,141	$1,182,493	$434,626	$3,600,260
Antonio F. Marquez	$911,417	$2,725,137	$1,971,484	$184,483	$4,881,104
Norman R. Pozez	$936,124(F)	$6,231,908	$2,815,599	$0	$9,047,507
Lindsey S. Rheaume	$647,656	$1,936,491	$1,287,739	$377,387	$3,601,617
Janice L. Williams	$896,984	$2,681,983	$1,978,484	$183,569	$4,844,036
(A)For NEOs other than Mr. Pozez, includes amounts payable under non-compete agreements and the value of one (1) year of health insurance coverage under COBRA, at current rates.
(B)Reflects estimated maximum cash payment upon termination in connection with a change in control under employment and non-compete agreements. Also, includes the value of three (3) years of health insurance under COBRA, at current rates.
(C)Reflects the value of unvested shares of restricted stock and PRSUs based on the closing price for the Company’s common stock on December 31, 2021 (assuming vesting of the target number of shares subject to the PRSU awards).
(D)Does not reflect adjustment, if any, to total amount for effect of Section 280G limitation.

Eagle Bancorp, Inc.	53	2022 Proxy Statement

(E)In the event of the termination of Ms. Riel's employment as a result of her retirement (other than pursuant to her voluntary termination following a reduction in title, duties, responsibilities or compensation following a change in control), and subject to execution of an appropriate release, she is entitled to receive a lump-sum cash payment of one times her salary at the rate being paid as of the termination date, which, as of December 31, 2021, was $800,000.
(F)Reflects the value of the acceleration of the unvested shares of Mr. Pozez's April 2, 2020 restricted stock grant to which he is entitled if he ceases to be a member of the board of the Company or the Bank for any reason (based on the closing price for the Company's common stock on December 31, 2021).

Grants of Plan-Based Awards
The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the amount of formula payment which the named executive officer could have earned with respect to 2021 performance under the SEIP if each of the performance targets established by the Compensation Committee were achieved. The following table presents information regarding awards made during 2021 to named executive officers under the Company’s 2016 Stock Plan and SEIP. The amounts reflected under All Other Stock Awards and Grant Date Fair Value of Stock and Option Awards reflect the shares of restricted stock and PRSUs issued in 2021 under the 2021 Long Term Incentive Plan and the 2016 Stock Plan.
The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the amount of formula payment which the named executive officer could have earned with respect to 2021 performance under the SEIP target level of performance established by the Compensation Committee with threshold set at 85% of target and target plus set at 115% of target. The aggregate amount that could be earned by our current named executive officers, at the target level, represented from 110% to 225% of salary in 2021. Actual payouts are subject to a cap as previously described.
A portion of the aggregate amount is subject to the achievement of designated Company performance targets. No amounts are payable if the Company does not achieve at least 85% of the adjusted net income goal. If at least the threshold performance metric is met, proportional payouts are made if performance is between payout levels. The targets were established with the expectation that the goals were stretch goals, representing performance standards in excess of expected results. The attainment of target-plus levels poses highly challenging goals to performance achievement and represents a substantial percentage return on incentive costs. The actual amounts earned with respect to 2021 performance are reflected in the Summary Compensation Table for 2021 in the column labeled “Non equity Incentive Plan Compensation.”
The table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers during 2021 under the Company’s 2021 Employee Stock Purchase Plan, which is generally available to substantially all employees.

Eagle Bancorp, Inc.	54	2022 Proxy Statement

	Grant Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards at Target
			Threshold	Target	Target Plus	Cap	Threshold	Target	Stretch / Maximum
Susan G Riel	2/16/2021	SEIP	$1,000,000	$1,800,000	$2,400,000	$2,600,000	N/A	N/A	N/A	--	--
	2/16/2021	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	21,021	$999,969
	2/16/2021	PRSUs	N/A	N/A	N/A	N/A	10,511	21,021	31,532	--	$903,172
Charles D. Levingston	2/16/2021	SEIP	$375,763	$459,265	$501,017	$626,271	N/A	N/A	N/A	--	--
	2/16/2021	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	3,949	$187,854
	2/16/2021	PRSUs	N/A	N/A	N/A	N/A	1,975	3,949	5,924	--	$169,673
Antonio F. Marquez	2/16/2021	SEIP	$509,834	$637,293	$764,751	$892,210	N/A	N/A	N/A	--	--
	2/16/2021	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6,966	$331,373
	2/16/2021	PRSUs	N/A	N/A	N/A	N/A	3,484	6,966	10,449	--	$299,294
Norman R. Pozez	N/A	SEIP	N/A	N/A	N/A	N/A	N/A	N/A	N/A	--	--
	N/A	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	--	--
	N/A	PRSUs	N/A	N/A	N/A	N/A	N/A	N/A	N/A	--	--
Lindsey S. Rheaume	2/16/2021	SEIP	$379,490	$463,822	$505,987	$632,484	N/A	N/A	N/A	--	--
	2/16/2021	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4,431	$210,783
	2/16/2021	PRSUs	N/A	N/A	N/A	N/A	2,216	4,431	6,647	--	$190,383
Janice L. Williams	2/16/2021	SEIP	$510,144	$637,680	$765,216	$892,752	N/A	N/A	N/A	--	--
	2/16/2021	Time Vested Restricted Stock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6,970	$331,563
	2/16/2021	PRSUs	N/A	N/A	N/A	N/A	3,486	6,970	10,455	--	$299,466

Eagle Bancorp, Inc.	55	2022 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning stock-based awards that have not vested for each NEO outstanding as of December 31, 2021. As of December 31, 2021 there were no outstanding unexercised options issued or outstanding to an NEO.

Name	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Susan G. Riel	--	--	7,336 (2)	$427,982
	2,446 (3)	$142,700	--	--
	--	--	20,319 (4)	$1,185,410
	13,546 (5)	$790,274	--	--
			21,021(6)	$1,226,365
	21,021 (7)	$1,226,365	--	--
Charles D. Levingston	--	--	3,374 (2)	$196,839
	1,125 (3)	$65,633	--	--
	--	--	4,723 (4)	$275,540
	3,149 (5)	$183,713	--	--
	--	--	3,949 (6)	$230,385
	3,949 (7)	$230,385	--	--
Antonio F. Marquez	--	--	5,478 (2)	$319,587
	1,826 (3)	$106,529	--	--
	--	--	7,534 (4)	$439,534
	5,023 (5)	$293,042	--	--
	--	--	6,966 (6)	$406,396
	6,966 (7)	$406,396	--	--
Norman R. Pozez	3,288 (3)	$191,822	--	--
	28,961 (5 & 9)	$1,689,585	--	--
	16,046 (8 & 9)	$936,124	--	--
Lindsey S. Rheaume	--	--	4,171 (2)	$243,336
	1,391 (3)	$81,151	--	--
	--	--	4,589 (4)	$267,722
	3,060 (5)	$178,520	--	--
	--	--	4,431 (6)	$258,505
	4,431 (7)	$258,505	--	--

Eagle Bancorp, Inc.	56	2022 Proxy Statement

Name	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Janice L. Williams	--	--	5,509 (2)	$321,395
	1,837 (3)	$107,171	--	--
	--	--	7,576 (4)	$441,984
	5,051 (5)	$294,675	--	--
	--	--	6,970 (6)	$406,630
	6,970 (7)	$406,630	--	--

(1)Based on the $58.34 closing price of the common stock on December 31, 2021.
(2)Represents 2019 grant of PRSUs (assuming target performance) pursuant to the Company’s 2016 Stock Plan, granted on February 11, 2019. Award vests in one installment on the third anniversary of the date of grant if underlying performance goals relating to three-year measurement period are met.
(3)Represents 2019 grant of time-vested restricted stock pursuant to the Company’s 2016 Stock Plan, granted on February 11, 2019. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.
(4)Represents 2020 grant of PRSUs (assuming target performance) pursuant to the Company’s 2016 Stock Plan, granted on February 10, 2020. Award vests in one installment based on continued service through December 31, 2022 if underlying performance goals relating to three-year measurement period are met.
(5)Represents 2020 grant of time-vested restricted stock pursuant to the Company’s 2016 Stock Plan, granted on February 10, 2020. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.
(6)Represents 2021 grant of PRSUs (assuming target performance) pursuant to the Company’s 2016 Stock Plan, granted on February 16, 2021. Award vests in one installment based on continued service through December 31, 2023 if underlying performance goals relating to three-year measurement period are met.
(7)Represents 2021 grant of time-vested restricted stock pursuant to the Company’s 2016 Stock Plan, granted on February 16, 2021. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.
(8)Represents grant of time-vested restricted shares, granted on April 2, 2020. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.
(9)On February 14, 2022 the Compensation Committee approved the acceleration of the 2023 vesting of 22,504 shares. These shares vested on February 14, 2022, the date of approval by Compensation Committee.

Options Exercised and Stock Vested
The following table sets forth information regarding shares of restricted stock (time vested and performance vested) held by named executive officers which vested during 2021, and the value realized upon such vesting based on the closing price on the vesting date. No options were exercised by the named executive officers during 2021. The following table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2011 or 2021 Employee Stock Purchase Plan. Readers should note that the grant date fair value of awards, the vesting and exercise of which is disclosed below, has been included in prior years in the compensation of named executive officers, and therefore does not represent additional compensation paid by the Company.

Eagle Bancorp, Inc.	57	2022 Proxy Statement

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Susan G. Riel	--	--	18,168	$855,266
Charles D. Levingston	--	--	5,324	$250,471
Antonio F. Marquez	--	--	11,413	$537,949
Norman R. Pozez	--	--	27,104	$1,327,011
Lindsey S. Rheaume	--	--	7,753	$365,392
Janice L. Williams	--	--	10,613	$500,009

Employee Benefit Plans
The Bank provides a benefit program that includes health and dental insurance, life and long term and short-term disability insurance, and a 401(k) plan under which the Company makes matching contributions up to 4% of an employee’s salary, for all officers and employees working 1,000 hours or more in a calendar year. Executive officers and directors also are provided long term care insurance. The Company also maintains the 2021 Employee Stock Purchase Plan, which is a qualified plan under Section 423 of the Internal Revenue Code (the “ESPP”). Under the ESPP, substantially all employees (other than certain part time employees, those who have not been with the Company for at least twelve months, and employees who are greater than 5% shareholders), are eligible to purchase shares of the Company’s common stock at a discount to the market price.

Pension Benefits
The following table provides information regarding the present value of the accumulated benefit to each of the named executive officers based on the number of years of credited service under the SERP as of December 31, 2021. Please refer to the discussion under the caption “Supplemental Executive Retirement Plan” and accompanying the Summary Compensation Table for additional information regarding the SERP.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits(1)	Payments During Last Fiscal Year
Susan G. Riel	Supplemental Executive Retirement and Death Benefit Agreement	23	$1,803,518	$--
Charles Levingston	Supplemental Executive Retirement and Death Benefit Agreement	9	$144,094	$--
Antonio F. Marquez	Supplemental Executive Retirement and Death Benefit Agreement	10	$405,592	$--
Norman R. Pozez	Supplemental Executive Retirement and Death Benefit Agreement	N/A	N/A	N/A
Lindsey S. Rheaume	Supplemental Executive Retirement and Death Benefit Agreement	7	$242,606	$--
Janice L. Williams	Supplemental Executive Retirement and Death Benefit Agreement	18	$790,188	$--
(1)Calculated based on the utilization of the unit credit actuarial method for quantifying accumulated benefits, based on an annuity product which is used to finance the benefits and a discount rate of 4.50%.

Eagle Bancorp, Inc.	58	2022 Proxy Statement

Certain Relationships and Related Party Transactions
The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of the Company’s directors, executive officers, and their related parties. The Company maintains a Related Party Transactions Policy (the "RPT Policy") that provides guidelines for the review, approval and monitoring of transactions between the Company and certain related persons. There are generally three types of related party transactions that are subject to the RPT Policy: (1) loans to related parties, (2) transactions with related parties that are vendors to the Company (fee-based), and (3) salary adjustments and promotions of employees that are related to directors or executive officers. In accordance with the RPT Policy, all such transactions have been on substantially the same terms, including interest rates, maturities, collateral requirements, fees paid, salary/total compensation, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. All such related party loans are either fully repaid or performing and none of such loans disclosed are nonaccrual, past due, restructured or rated substandard or worse.
Pursuant to the RPT Policy, the Board and its committees are actively involved in reviewing, approving and monitoring related party transactions. Although the Audit Committee reviews all such activity, the approval role of the committee was removed in 2020 due to the fact that its role is to oversee the effectiveness of the controls associated with the approval and monitoring of such transactions (the Audit Committee cannot both approve such transactions and oversee the internal audits pertaining to the effectiveness of associated controls). The Board-level approval of such transactions was changed in 2020 to be more aligned with the three types of related party transactions covered by the RPT Policy, as follows:
•Related party loan requests are reviewed and approved by the Credit Oversight Committee of the Bank;
•Vendor related party transaction requests are reviewed and approved by the Risk Committee; and
•Related party compensation adjustments and promotion requests are reviewed and approved by the Compensation Committee.
As noted earlier, all related party transactions are reported to the Audit Committee for their review, and similarly such transaction are reported to the Board.
The EagleBank Foundation, a 501(c)(3) non-profit, raising almost $5 million (since inception) to improve the well-being of our community by providing financial support to local charitable organizations that help foster and strengthen vibrant, healthy, cultural and sustainable communities. During 2021, the Company and its subsidiaries paid $129,000 to the EagleBank Foundation to support its donations to various charities.
Ryan Riel, the son of Ms. Riel, is employed by the Bank as a Chief Real Estate Lender. For 2021, Mr. Riel’s total compensation was $1,049,625, including 2021 base earnings, and incentive bonus payments paid in 2021 and awards of restricted stock made in 2022 for performance year 2021. Mr. Riel’s compensation is determined on the same basis as all other comparable employees, and is determined by the Compensation Committee, without any participation or input by Ms. Riel.
William Sherrill, a son-in-law of Ms. Riel, is employed by the Bank as a Senior Mortgage Banker. During 2021, Mr. Sherrill’s total compensation was $170,830, which was primarily commission and incentive income. Mr. Sherrill’s compensation is determined on the same basis as other comparable employees under a defined commission plan, without any participation or input by Ms. Riel.

Eagle Bancorp, Inc.	59	2022 Proxy Statement

Vote Required and Board Recommendation
As this is an uncontested election of directors, our Articles of Incorporation and Bylaws provide that directors are elected by a plurality of the votes cast in the election; provided, however, that any nominee who does not receive more votes cast for than are withheld or cast against such nominee, must, immediately after the certification of the shareholder vote, submit his or her resignation, subject to acceptance or declination by the Board of Directors, to be effective upon the first to occur of (i) acceptance by the Board of Directors or (ii) 120 days after the date of the certification.

Proposal 1: The Board of Directors recommends that shareholders vote FOR each of the nominees for election as directors.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has selected Crowe LLP (“Crowe”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2022. Crowe served as the Company's independent registered public accounting firm in 2021 and Dixon Hughes Goodman LLP (“DHG”) served as the Company's independent registered public accounting firm in 2020.
Services provided to the Company and its subsidiaries by Crowe and DHG in 2021 and 2020 are described under “Fees Paid to Independent Accounting Firms” below. Additional information regarding the Audit Committee is provided below.
Representatives of Crowe are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire.

Additional Information Regarding Change of Independent Registered Public Accounting Firm
As discussed in the Current Reports on Form 8-K filed by the Company with the SEC on October 7, 2020, January 7, 2021 and March 29, 2021, the Audit Committee determined to review the selection of the Company’s independent auditor for the fiscal year ending December 31, 2021 and issued a Request for Proposal (the “RFP”) to several independent accounting firms to conduct a competitive process to engage an independent registered public accounting firm. DHG declined to stand for re-appointment as the Company’s independent auditor for the fiscal year ending December 31, 2021, following the completion of the audit of the fiscal year ended December 31, 2020. As a result of the RFP process and following careful deliberation, on January 7, 2021, the Audit Committee engaged Crowe as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021.

Eagle Bancorp, Inc.	60	2022 Proxy Statement

During the fiscal years ended December 31, 2019 and 2020 and the subsequent interim period ending March 23, 2021, there were no disagreements, either resolved to DHG’s satisfaction or not, between the Company and DHG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of DHG, would have caused DHG to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years.
For the fiscal year ended December 31, 2019, DHG’s report on the Company’s financial statements did not contain a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. DHG’s report on the Company's internal control over financial reporting for the fiscal year ended December 31, 2019 contained an adverse opinion with respect to the Company’s internal control over financial reporting as of December 31, 2019. As reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 2, 2020, management concluded that the Company had not maintained effective internal control over financial reporting as of December 31, 2019 due to the material weakness described in the Form 10-K. During the fiscal year ended December 31, 2019, there were no other “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
DHG’s report on the financial statements of the Company included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 did not contain an adverse opinion, a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. DHG also issued an unqualified opinion that the Company had maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020. Other than as described above, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K during the fiscal year ended December 31, 2020 and the subsequent interim period ending March 23, 2021.

Fees Paid to Independent Accounting Firm

	2021	2020
Audit fees(1) - Crowe LLP	$935,000	—
Audit fees(1) - DHG LLP	$31,275	$679,597
Audit related fees(2) - Crowe LLP	$30,000	—
Audit related fees(2) - DHG LLP		$93,750
Tax fees(3) - Crowe LLP	$53,006	—
Tax fees(3) - DHG LLP		$86,185
All other fees(4) - Crowe LLP	—	—
All other fees(4) - DHG LLP	$12,600	—
Total	$1,061,881	$859,532
(1)Audit Fees consist of the aggregate amount of fees billed to the Company for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings.
(2)Audit–Related Fees consist of the aggregate amount of fees billed to the Company for services related to the performance of other audit services in connection with the Company’s securities and regulatory filings and GNMA and HUD audits.
(3)Tax Fees consist of tax advice, compliance or planning services.
(4) All Other Fees No other fees were billed to the Company by DHG for years 2021 or 2020.

Eagle Bancorp, Inc.	61	2022 Proxy Statement

None of the engagements of Crowe or DHG to provide non-audit services were made pursuant to the de minimis exception to the pre-approval requirement contained in the rules of the SEC and the Company’s Audit Committee charter. Audit services may not be approved under the de minimis exception.

Audit Committee Report
The Audit Committee has:
•reviewed and discussed with management the audited consolidated financial statements and the auditors’ report on internal controls included in the Company’s Annual Report on Form 10-K;
•discussed with Crowe, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•received the written disclosures and letter from Crowe as required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Crowe, its independence.
Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Crowe is compatible with the auditor’s independence.

Members of the Audit Committee
Kathy A. Raffa, Chair
Matthew D. Brockwell	Theresa G. LaPlaca
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Vote Required and Board Recommendation
The affirmative vote of a majority of votes cast on the proposal is required for approval of the ratification of the appointment of the independent registered public accounting firm. If the shareholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Crowe, and may retain Crowe or another firm, without resubmitting the matter to shareholders.

Proposal 2: The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Crowe as the Company’s independent registered public accounting firm.

Eagle Bancorp, Inc.	62	2022 Proxy Statement

Proposal 3: Non-Binding Advisory Vote on Executive Compensation
Section 14A of the Exchange Act, added as Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules of the SEC adopted thereunder (“Section 14A”), requires that a separate, advisory, shareholder resolution to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC, must be included in the Company’s proxy materials for the annual meeting. As a result, the Company is providing shareholders with the opportunity to cast a non-binding advisory vote at the meeting to approve the compensation of the Company’s executives. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program through the following resolution:
RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement for the 2022 Annual Meeting pursuant to the rules of the SEC, which disclosure includes the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the accompanying narratives.
Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Under Section 14A, the vote may not be construed as overruling a decision by the Company or the Board of Directors, changing or implying any change in the fiduciary duties of the Company or the Board of Directors; or creating or implying any additional fiduciary duty of the Company or the Board of Directors. The next Say-on-Pay proposal will be put before shareholders at the 2023 Annual Meeting.

Shareholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis” including the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosures.

Vote Required and Board Recommendation
The affirmative vote of a majority of the votes cast at the meeting on the proposal is required for the approval of this resolution. We believe our compensation policies are strongly aligned with the long term interests of the Company and its shareholders.
Proposal 3: The Board of Directors recommends that shareholders vote FOR approval of this non-binding advisory resolution on executive compensation.

Form 10-K Annual Report
The Company will provide, without charge, to any shareholder entitled to vote at the meeting or any beneficial owner of common stock solicited hereby, a hard copy of its Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC, upon the written request of such shareholder. Requests should be directed to Jane E. Cornett, Corporate Secretary of the Company, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814. It is also available electronically through www.sec.gov and www.eaglebankcorp.com.

Eagle Bancorp, Inc.	63	2022 Proxy Statement

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 SEC.
Based solely upon the Company’s review of the copies of the Forms 3 and 4 which have been filed electronically with the SEC during the year ended December 31, 2021, and Forms 5 filed electronically with the SEC with respect to the year ended December 31, 2021, and written representations from the Company’s directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a), except for the following which were not filed in a timely manner: one Form 4, reporting one transaction, for Mr. Curry, and one Form 4, reporting six transactions, for each of Ms. Williams, Mr. Levingston, Mr. Rheaume, Mr. Marquez, and Ms. Riel.

Q&A About the Proxy Materials and Our Annual Meeting
When and where is the Annual Meeting of Shareholders being held?
As part of our effort to maintain a safe and healthy environment at our Annual Meeting and to protect the well-being of our shareholders, we have decided to host the Annual Meeting by means of remote communication this year (i.e., a virtual-only meeting), as allowed by applicable law. There will be no physical meeting location. However, a shareholder may request the Company to provide a physical location from which to access the virtual meeting, subject to any restrictions in effect under federal or state law. Shareholders must submit their request for a physical location to the Company by close of business on Tuesday, May 17, 2022.
The virtual meeting is being held at 10:00 A.M., EDT on Thursday, May 19, 2022. To participate in the virtual meeting, you must register in advance by 11:59 PM EDT on May 17, 2022. Please follow the instructions found on your proxy card, Notice and Access card or voter instruction form, and on the following pages of this proxy. On the day of the meeting, visit http://www.viewproxy.com/EagleBankCorp/2022/vm and enter the password received in your registration confirmation. You may begin to log into the meeting platform beginning at 9:30 A.M. EDT on May 19, 2022. Audio only access to the meeting will be available by dialing 1 (415) 655-0052 and inputting access code 596-300-687. The meeting will begin promptly at 10:00 A.M., EDT on Thursday, May 19, 2022.
Note that the decision to proceed with a virtual-only meeting this year does not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings.
How do I attend the Annual Meeting virtually?
If you wish to listen to the audio, view the presentation and vote or ask questions at the Annual Meeting, you must go to http://www.viewproxy.com/EagleBankCorp/2022/vm. You must enter the password received in your registration confirmation. If you hold your shares through a broker, you must register in advance using the instructions below.
If you wish to have audio-only access, with no ability to view the presentation, vote or ask questions, then you may join the meeting by calling 1 (415) 655-0052 and inputting access code 596-300-687.
How do I submit questions or make comments?
If you wish to submit a question or make a comment before the Annual Meeting or during the Annual Meeting, you may log into http://www.viewproxy.com/EagleBankCorp/2022/vm and enter your control number and the password received in your registration confirmation beginning at 9:30 A.M. EDT, on

Eagle Bancorp, Inc.	64	2022 Proxy Statement

May 19, 2022. Once past the login screen, click on the ‘‘messages’’ icon at the top of the screen and type your question or comment in the “Ask a question” field and then click to submit. Questions or comments pertinent to meeting matters will be addressed during the Annual Meeting, subject to time constraints. Questions or comments that relate to proposals that are not properly submitted before the Annual Meeting, relate to matters that are not proper subject for action by shareholders, are irrelevant to the Company’s business, relate to material non-public information of the Company, relate to personal concerns or grievances, are derogatory to individuals or that are otherwise in bad taste, are in substance repetitious of a question or comment made by another shareholder, or are not otherwise suitable for the conduct of the Annual Meeting as determined in the sole discretion of the Company, will not be answered. Additional rules of conduct and procedures may apply during the Annual Meeting and will be available for you to review in advance of the meeting at http://www.viewproxy.com/EagleBankCorp/2022/vm. Any questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at http://www.viewproxy.com/EagleBankCorp/2022/vm. The questions and answers will be available as soon as practical after the meeting and will remain available until May 26, 2022 after posting.
What am I being asked to vote on at the meeting?
You are being asked to vote on three proposals at the meeting:
1.the election of ten directors for a one year term until the 2023 Annual Meeting of Shareholders or until their successors are duly elected and qualified;
2.the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
3.to approve, on a non-binding, advisory basis, the compensation of our named executive officers.
How does the Board recommend I vote?
The Board unanimously recommends that you vote:
•FOR the election of all of the nominees for election as director (see Proposal 1 on page 12);
•FOR the ratification of the appointment of Crowe LLP as the Company's independent registered public accounting firm for the year ending December 31, 2022 (see Proposal 2 on page 60); and
•FOR the nonbinding resolution approving our named executive officer compensation (see Proposal 3 on page 63).
Who is entitled to vote at the meeting?
Only shareholders of record of the Company’s common stock, par value $0.01 per share (the “common stock”), at the close of business on March 23, 2022, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, the Company had 32,119,394 shares of common stock outstanding, held by approximately 10,794 total shareholders, including 710 shareholders of record. The common stock is the only class of securities entitled to vote at the meeting.
Shareholder of Record: If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are a shareholder of record. As a shareholder of record, you must register to be able to attend the Annual Meeting via live audio webcast, and can vote your shares electronically at https://www.aalvote.com/EGBN. (Please see “How do I register in advance to attend, vote, and submit questions or comments at the annual meeting virtually?” below for more information.) You may vote in person at the meeting, or vote by proxy, using any of the following three methods to submit your proxy:
•by Internet: go to https://www.aalvote.com/EGBN and follow the instructions provided;
•by toll-free telephone: call 1 (866) 804-9616; or
•by mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.

Eagle Bancorp, Inc.	65	2022 Proxy Statement

Beneficial Owner: If your shares are held in an account at a broker, bank or other nominee (collectively, your “broker”), rather than in your name, then you are a beneficial owner of “street name” shares, and these proxy materials are being forwarded to you by your broker. Your broker is entitled to vote your shares at the meeting or submit a proxy. (Please see the next question for important information regarding voting by your broker.) As a beneficial owner, you are entitled to direct your broker how to vote your shares. You will need to follow the directions your broker provides you and give the broker instructions as to how the broker should vote your shares by following the instructions you received from your broker. If you want to vote your shares held in street name at the meeting, you will need to obtain a “legal proxy” from your broker authorizing you to vote your shares. A brokerage statement or the voting instruction form you received from your broker will not allow you to vote at the meeting. (Please see “How do I register in advance to attend, vote, and submit questions or comments at the annual meeting virtually?” below for more information.) Please note that your broker may have a deadline for submitting voting instructions that is earlier than the voting deadline for recordholders.

Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy, either by Internet, telephone or mail, or to instruct your broker how to vote, in order to ensure the presence of a quorum.
Will my broker vote my shares for me?
Under the rules of the New York Stock Exchange (“NYSE”) applicable to its member firms, your broker will not vote your shares on the election of directors or the advisory resolution on executive compensation unless they receive instructions from you. If you hold your shares through a broker, it is extremely important that you instruct your broker how to vote your shares. The election of directors (even if not contested) and the non-binding advisory vote on executive compensation are not considered “routine” matters. As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions, although your broker can vote your shares with respect to the ratification of the appointment of our independent registered public accounting firm.
How do I register in advance to attend, vote, and submit questions or comments at the annual meeting virtually?
Shareholder of Record: If you are a shareholder of record of the common stock (i.e., your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent), you must register in advance to attend the Annual Meeting virtually. Please register to attend the Annual Meeting at http://www.viewproxy.com/EagleBankCorp/2022/vm by 11:59 PM EDT on May 17, 2022. You will need to enter your name, phone number, virtual control number (found on your proxy card or Notice and Access card) and email address as part of the registration, following which, you will receive an email confirming your registration, as well as the password to attend the Annual Meeting. On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/EagleBankCorp/2022/vm (you will need the virtual control number assigned to you in your registration confirmation email). If you wish to vote your shares electronically at the Annual Meeting, you will need to visit https://www.aalvote.com/EGBN during the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email).

Eagle Bancorp, Inc.	66	2022 Proxy Statement

Beneficial Owner: If you hold your shares “in street name” through a broker, you must register in advance to attend, vote, and submit questions or comments at the Annual Meeting virtually. To register to attend the Annual Meeting, you will need to obtain proxy power (a “legal proxy”) from your broker. A brokerage statement or the voting instruction form you received from your broker will not allow you to attend or vote at the virtual meeting. Please register to attend the Annual Meeting at http://www.viewproxy.com/EagleBankCorp/2022/vm by 11:59 PM EDT on May 17, 2022. You will need to enter your name, phone number and email address, and provide a copy of your legal proxy (which may be uploaded to the registration website or sent via VirtualMeeting@viewproxy.com as part of the registration), following which, you will receive an email confirming your registration, your virtual control number, as well as the password to attend the Annual Meeting. Please note, if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting but you will be unable to vote your shares electronically at the Annual Meeting. On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/EagleBankCorp/2022/vm (you will need the virtual control number assigned to you in your registration confirmation email). If you wish to vote your shares electronically at the Annual Meeting, you will need to visit https://www.aalvote.com/EGBN during the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email).
What if I have trouble accessing the meeting virtually?
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Please be sure to check in by 9:30 A.M. EDT on May 19, 2022, the day of the Annual Meeting, so that Alliance Advisors LLC ("Alliance") may address any technical difficulties before the Annual Meeting live audio webcast begins.
If you encounter any technical difficulties accessing the virtual meeting platform on the meeting day, please email VirtualMeeting@viewproxy.com or call 866-612-8937. Technical support will be available starting at 9:00A.M. EDT on May 19, 2022.
How many votes do I have?
You have one vote for each share of common stock you hold as of the record date on each matter submitted for the vote of shareholders. You do not have the right to cumulate votes in the election of directors.
What is the quorum requirement for the meeting?
Representation, by virtual attendance or proxy, of holders of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.
How will proxies be voted and counted?
Properly executed proxies received by the Company in time to be voted at the meeting will be voted as you specify. If you do not specify how you want your shares voted, proxies will be voted:
•FOR the election of all the nominees for election as directors;
•FOR the ratification of the appointment of Crowe LLP as the Company's independent registered public accounting firm for the year ending December 31, 2022; and
•FOR the non-binding resolution approving our named executive officer compensation.
We do not know of any other matters that will be brought before the meeting. If other matters are properly brought before the meeting, the person(s) named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

Eagle Bancorp, Inc.	67	2022 Proxy Statement

The Inspector of Election appointed for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker advises the Company that it cannot vote on a matter because the beneficial owner has not provided voting instructions and it does not have discretionary voting authority on a particular matter, this is a “broker non-vote” with respect to that matter. Shares subject to broker non-votes will be counted as shares present or represented at the meeting for purposes of determining whether a quorum exists; however, such shares will not be considered as present or voted with respect to the matters on which the broker does not have the power to vote.
Can I revoke my proxy after I submit it?
Yes. You may revoke your proxy or change your vote at any time before it is voted at the meeting by:
•granting a later proxy with respect to the same shares;
•sending written notice to Jane E. Cornett, Corporate Secretary of the Company, 7830 Old Georgetown Road, Bethesda, Maryland 20814 at any time prior to the proxy being voted; or
•voting at the meeting.
Your attendance at the virtual meeting will not, in itself, revoke your proxy. If your shares are held in the name of your broker, please see the voting form provided by your broker for additional information regarding the voting of your shares.
What votes are required to approve the election of directors and the other proposals?
Under our Articles of Incorporation and Bylaws, directors are elected at the Annual Meeting by a plurality of the votes cast in the election. Since this is not a contested election, nominees who do not receive more votes cast for their election than votes withheld or cast against their election must submit their resignation after certification of the vote. Ratification of the appointment of our independent registered public accounting firm and approval of the non-binding, advisory resolution on compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on such matters. Abstentions and broker non-votes will not be counted as votes cast and so will have no effect on the outcome of the vote on any of the proposals.
How are proxies being solicited?
In addition to the use of these proxy materials, proxies may also be solicited personally or by telephone by officers, employees or directors of the Company or its subsidiary, EagleBank, who will not receive any special compensation for their services in soliciting proxies. Additionally, we have engaged Alliance, a proxy solicitation firm, to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Alliance a base fee of $9,500, plus per-call fees and reimbursement of its out-of-pocket expenses for its services. We may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals. The cost of this proxy solicitation is being paid by the Company.
How can I find out the results of the voting at the annual meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days after the day final results are available.

Eagle Bancorp, Inc.	68	2022 Proxy Statement

What does it mean if I receive more than one set of materials?
This most likely means you hold shares of common stock in more than one way. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials or Notice and Access cards. In order to vote all the shares you own, you must complete, sign, and return all of the proxy cards or voting instruction forms, or follow the instructions for any alternative voting procedure on each of the Notice and Access cards or voting forms you receive. Each proxy card or voting instruction form you receive should come with its own prepaid return envelope. If you vote by mail, make sure you return each voting form in the return envelope that accompanied that voting form.
Why aren’t all of the shareholders who are in my household getting their own copy of the proxy materials?
In some cases, only one set of the proxy materials is delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not used if we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the Annual Report to a shareholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, you should submit a written request to: Jane E. Cornett, Corporate Secretary of the Company, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814, or by calling (301) 986-1800. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of shareholder mailings and who would prefer to receive a single copy of such materials may let us know by directing that request to us in the manner provided above.

Eagle Bancorp, Inc.	69	2022 Proxy Statement

Other Matters
The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

Shareholder Proposals

All shareholder proposals to be presented for consideration at the next annual meeting and to be included in the Company’s proxy materials must be received by the Company no later than December 6, 2022. Shareholder proposals for nominations for election as director must be received by the Company no later than January 5, 2023. In order to be eligible for consideration at the next annual meeting of shareholders, the Company must receive notice of shareholder proposals for business other than the election of directors to be conducted at the annual meeting which are not proposed to be included in the Company’s proxy materials not less than thirty and not more than ninety days before the date of the annual meeting, or if less than forty-five days notice of the meeting is given, by the earlier of two days before the meeting and fifteen days after the notice of the meeting is mailed.

By Order of the Board of Directors Jane E. Cornett, Corporate Secretary
April 5, 2022

Eagle Bancorp, Inc.	70	2022 Proxy Statement

Please mark your votes like this ☒

The Board of Directors recommends a vote FOR the listed nominees, and FOR Proposals 2 and 3.

1. To elect 10 directors

01 - Mathew D. Brockwell	FOR ☐	AGAINST ☐	ABSTAIN ☐
02 - Steven Freidkin	FOR ☐	AGAINST ☐	ABSTAIN ☐
03 - Ernest D. Jarvis	FOR ☐	AGAINST ☐	ABSTAIN ☐
04 - Theresa G. LaPlaca	FOR ☐	AGAINST ☐	ABSTAIN ☐
05 - A. Leslie Ludwig	FOR ☐	AGAINST ☐	ABSTAIN ☐
06 - Norman R. Pozez	FOR ☐	AGAINST ☐	ABSTAIN ☐
07 - Kathy A. Raffa	FOR ☐	AGAINST ☐	ABSTAIN ☐
08 - Susan G. Riel	FOR ☐	AGAINST ☐	ABSTAIN ☐
09 - James A. Soltesz	FOR ☐	AGAINST ☐	ABSTAIN ☐
10 - Benjamin M. Soto	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

I plan on attending the meeting ☐

IMPORTANT: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor administrator, trustee, guardian, etc., please give full title as such. If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

Date: ______________________________
(mm/dd/yyyy)

____
Signature

____
Signature (if held jointly)

☐ Change of Address (Please print address below)

____

____

CONTROL NUMBER

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▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

As a stockholder of Eagle Bancorp, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 PM EDT on May 18, 2022.

As a Registered Holder, you may vote your shares at the Annual Meeting by first registering at http://www.viewproxy.com/EagleBankCorp/2022 using your Virtual Control Number below. Your registration must be received by 11:59 PM EDT on May 17, 2022. On the day of the meeting, you may log in to the meeting using the password you received via email in your registration confirmation and follow instructions to vote your shares. Please have your Virtual Control Number with you during the meeting in order to vote. Further instructions on how to attend and vote at the Annual Meeting are contained in the Proxy Statement in the section titled "Questions and Answers About the Proxy Materials and Our Annual Meeting - How do I attend the Annual Meeting virtually?".

CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/EGBN

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.